Filed Pursuant to Rule 424(b)(5)
Registration No. 333-153314

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to	Offering Price	Aggregate	Registration
Securities to Be Registered	be Registered	Per Unit	Offering Price	Fee
Units representing limited partner interests	9,200,000	$29.00	$266,800,000	$10,485.24(1)

(1)	In accordance with Rule 457(r), the registration fee of $10,485.24 was payable in connection with the securities offered from Registration Statement File No. 333-153314 by means of this prospectus supplement. The registrant had already paid the amount of $14,936 with respect to $2,000,000,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement File No. 333-110207 and were not sold thereunder. Pursuant to Rule 457(p), the unutilized registration fee of $14,936 was applied to the registration fee payable in connection with this offering.

Prospectus Supplement
(To Prospectus dated September 4, 2008)

TEPPCO Partners, L.P.
8,000,000 Units
Representing Limited Partner Interests

We are selling 8,000,000 units representing limited partner interests with this prospectus supplement and the accompanying prospectus. Concurrently with the closing of this offering, we have agreed to sell 241,380 unregistered units at the public offering price to a partnership affiliated with, and established for the benefit of, certain employees of EPCO, Inc.

Our units are listed on the New York Stock Exchange under the symbol “TPP.” The last reported sale price of our units on the New York Stock Exchange on September 3, 2008 was $30.01 per unit.

Investing in our units involves risks. See “Risk Factors” on page S-10 of this prospectus supplement and page 3 of the accompanying prospectus.

	Per Unit	Total

Public offering price	$29.000	$232,000,000
Underwriting discount	$1.015	$8,120,000
Proceeds to TEPPCO Partners, L.P. (before expenses)	$27.985	$223,880,000

We have granted the underwriters an option to purchase up to 1,200,000 additional units if the underwriters sell more than 8,000,000 units in this offering. The underwriters can exercise this right at any time within thirty days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the underwritten units to purchasers on or about September 9, 2008.

Lehman Brothers	UBS Investment Bank	Wachovia Securities

Citi
Morgan Stanley
Goldman, Sachs & Co.
J.P.Morgan
Merrill Lynch & Co.

Oppenheimer & Co.
Raymond James
RBC Capital Markets
Sanders Morris Harris
Wells Fargo Securities

September 4, 2008

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our units. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which may not apply to this offering of units. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may authorize to be delivered to you, including any information incorporated by reference, is accurate as of any date other than the respective dates of these documents. Our business, financial condition, results of operations and prospects may have changed since these dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

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ii

SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand our business and the units. It does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a more complete understanding of this offering and our business. You should also read “Risk Factors” on page S-10 of this prospectus supplement, which, in addition to the risks set forth thereunder, refers to the risks described under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our subsequent 2008 Quarterly Reports on Form 10-Q, which are incorporated by reference herein, for more information about important risks that you should consider before making a decision to purchase any units in this offering.

The information presented in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional units, unless otherwise indicated. TEPPCO Partners, L.P. conducts substantially all of its business through its subsidiaries and unconsolidated joint ventures. Accordingly, in this summary and in the other sections of this prospectus supplement, references to “TEPPCO Partners,” “us,” “we,” “our,” and like terms refer to TEPPCO Partners, L.P. together with its subsidiaries and unconsolidated joint ventures.

TEPPCO Partners, L.P.

General Overview

We are a diversified energy logistics company with operations that span much of the continental United States. We own and operate an extensive network of assets that effectuate or facilitate the movement, marketing, gathering and storage of various commodities and end products, including refined petroleum products, natural gas, natural gas liquids, or NGLs, liquefied petroleum gases, or LPGs, condensate, petrochemicals, specialty chemicals, crude oil, asphalt, heavy fuel oil and other energy-related products. Our assets include numerous pipelines, storage facilities, terminals, natural gas gathering and processing systems, tow boats and tank barges. We operate through the following principal lines of business:

•	Downstream Segment: Pipeline Transportation, Marketing and Storage of Refined Products, LPGs and Petrochemicals. The operations of our Downstream Segment span 15 states and consist of interstate transportation, storage and terminaling of refined products and LPGs; intrastate transportation of petrochemicals; and distribution and marketing operations, including terminaling services and other ancillary services. We own and operate one of the largest common carrier pipelines of refined petroleum products and LPGs in the United States. Approximately 4,700 miles in length, this pipeline system includes receiving, storage and terminaling facilities and extends from southeast Texas through the central and midwestern United States to the northeastern United States. In addition, we own a 50% interest in Centennial Pipeline LLC, which owns and operates an interstate refined petroleum products pipeline extending from the upper Texas Gulf Coast to Illinois.

•	Upstream Segment: Gathering, Pipeline Transportation, Marketing and Storage of Crude Oil. Our Upstream Segment gathers, transports, markets and stores crude oil, and distributes lubrication oils and specialty chemicals, principally in Oklahoma, Texas, New Mexico and the Rocky Mountain region. Our Upstream Segment purchases crude oil from various producers and operators at the wellhead and makes bulk purchases of crude oil on pipelines, in terminal facilities and at trading locations. The crude oil is then sold to refiners and other customers. We also own a 40% economic interest in Seaway Crude Pipeline Company, which transports imported crude oil from Freeport, Texas to Cushing, Oklahoma, a principal crude distribution point for the central United States and a delivery point for the New York Mercantile Exchange. In addition, we own crude oil storage tanks at Cushing, Oklahoma, and Midland, Texas, as well as other locations along our crude pipeline systems, and an interest in the Basin pipeline, which transports crude oil from the Permian Basin in New Mexico and Texas to Cushing, Oklahoma.

•	Midstream Segment: Gathering Natural Gas and Pipeline Transportation and Fractionation of NGLs. Our Midstream Segment gathers natural gas and transports and fractionates NGLs. We have an equity ownership interest in Jonah Gas Gathering Company, which serves the large Jonah and Pinedale natural gas producing fields in Wyoming. The Jonah system consists of approximately 640 miles of pipelines and five compression stations. Through our Val Verde gathering system, we gather coal bed methane, conventional natural gas and commingled natural gas in southern Colorado and New Mexico. Our Val Verde system consists of approximately 400 miles of pipelines, 14 compressor stations and a large amine treating system for the removal of carbon dioxide. In addition, we own approximately 1,400 miles of NGL pipelines, which include the Chaparral and Quanah systems extending from southeastern New Mexico through Texas, and NGL pipelines along the Texas Gulf Coast and in East Texas. We also own two NGL fractionation facilities in Colorado, which separate a mixed stream of NGLs into individual components.

•	Marine Services Segment: Marine Transportation of Refined Products, Crude Oil, Condensate, Asphalt, Heavy Fuel Oil and other Heated Oil Products. Our Marine Services Segment transports refined products, crude oil, condensate, asphalt, heavy fuel oil and other heated oil products via tow boats and tank barges primarily on the United States inland waterway system and between domestic ports along the Gulf of Mexico Intracoastal Waterway. Additionally, our Marine Services Segment provides well testing, product transportation, crude oil gathering, and general towing services to the offshore energy industry. We entered the marine transportation business in February 2008 and have acquired a total of 51 tow boats and 111 tank barges. Cenac Towing Co., L.L.C. and certain affiliates (“Cenac”), which were the sellers of the substantial majority of marine transportation assets we acquired, continue to operate our Marine Services Segment with their marine and shore-based employees under a transitional operating agreement.

Our units are listed on the New York Stock Exchange under the symbol “TPP.” Our principal offices are located at 1100 Louisiana Street, Suite 1600, Houston, Texas 77002 and our telephone number is (713) 381-3636.

Our Strategy

Our business strategy is to grow sustainable cash flow and to increase cash distributions to our unitholders. The key elements of our strategy are to:

•	Continue to invest in fee-based, demand-driven, long-lived internal growth prospects that increase pipeline system and terminal throughput or expand and upgrade existing assets;

•	Target accretive and complementary acquisitions and expansion opportunities that provide attractive long-term, balanced growth in each business segment;

•	Fund our growth with the financial discipline necessary to maintain our investment grade credit ratings; and

•	Operate in a safe, efficient and environmentally responsible manner consistent with applicable regulations.

As part of our growth strategy, we engage from time to time in discussions with potential sellers and strategic partners regarding the possible purchase of assets, pursuit of joint ventures or other expansion opportunities that complement our principal lines of business. These potential expansion opportunities consist of both smaller transactions, as well as larger transactions that could have a material impact on our capital structure and operating results. We cannot predict the likelihood of completing, or the timing of, any such transactions.

Recent Developments

Joint Venture to Develop Texas Offshore Crude Oil Port and Pipeline System

On August 18, 2008, we, together with Enterprise Products Partners L.P. and Oiltanking Holding Americas, Inc., announced the formation of a joint venture to design, construct, operate and own a new Texas offshore crude oil port and pipeline system to facilitate delivery of waterborne crude oil to refining centers along the upper Texas Gulf Coast. The joint venture project, Texas Offshore Port System (“TOPS”), formed as a Delaware general partnership, will include an offshore port (which will be located approximately 36 miles from Freeport, Texas), two onshore storage facilities with approximately 5.1 million barrels of total crude oil storage capacity, and an associated 160-mile pipeline system that will have the capacity to deliver up to 1.8 million barrels per day of crude oil. Development of the offshore port system and onshore infastructure is supported by long-term contracts with affiliates of Motiva Enterprises LLC and Exxon Mobil Corporation, which have committed total volumes of approximately 725,000 barrels per day of crude oil. TOPS is expected to begin service as early as the fourth quarter of 2010.

We, Enterprise Products Partners and Oiltanking Holding Americas Inc., each own, through our respective subsidiaries, a one-third interest in TOPS. Total capital investments by the partners in TOPS are expected to total approximately $1.8 billion, with the majority of capital expenditures scheduled for 2009 and 2010. We and affiliates of Enterprise Products Partners and Oiltanking Holding Americas, Inc. have each guaranteed up to approximately $700 million of the capital contribution obligations of our respective subsidiary partners in TOPS.

TOPS is an integral part of our strategic plan for growing the partnership. Demand for the project is being driven by planned and expected refinery expansions along the Gulf Coast, expected increased shipping traffic resulting from incoming crude oil supplies in the region and operating limitations of ship channels. Further, TOPS and the associated pipeline network complement our 5.4 million barrel refined products storage facility currently under construction in Port Arthur to support the expansion of Motiva Enterprise’s nearby refinery, which is expected to double its existing capacity in 2010.

Marine Services Acquisitions and Expansion of Inland Waterway Distribution Network

On February 1, 2008, our subsidiary, TEPPCO Marine Services, entered the marine transportation business, thereby establishing our Marine Services Segment described above. In each of February, April and June 2008, we completed an additional acquisition of assets to expand our Marine Services Segment to a total of 51 tow boats and 111 tank barges.

On May 21, 2008, we announced our intention to construct three new refined product terminals along the Tennessee and Cumberland rivers that will supply markets in western Tennessee. Combined, the three terminals are expected to have 800,000 barrels of storage capacity for gasoline, diesel and biofuels, and to offer improved trucking logistics with supply provided by barge transportation. We expect that the initiative will cost approximately $75 million and be completed during the first quarter of 2010.

On August 7, 2008, we announced the commencement of operations at our new 500,000 barrel Boligee refined products terminal in Greene County, Alabama. Located along the Tennessee Tombigbee waterway, the facility provides gasoline, diesel and ethanol storage capabilities and provides for direct access to most Gulf Coast refining centers through an interconnect with the Colonial pipeline system. Additionally, the intermodal terminal offers truck and marine transportation options and future rail capabilities. We expect that the facility will also serve as an origination point for refined products delivered to our 130,000 barrel terminal in Aberdeen, Mississippi and the three terminals under construction along the Tennessee and Cumberland rivers described above.

These marine services acquisitions and network expansions are a natural extension of our existing assets and complement two of our core franchise businesses: the transportation and storage of refined products and the gathering, transportation and storage of crude oil.

Contemplated Affiliate Transaction

We are contemplating the possible sale of certain non-core assets to an affiliate under the common control of Dan L. Duncan. The assets currently proposed to be sold in this potential transaction generated approximately $5 million of net income for 2007, which includes non-cash depreciation expense of approximately $2 million. Interest expense and provision for income tax amounts related to these assets were nominal in 2007. If pursued, the transaction would be subject to, among other things, the approval of the board of directors of our general partner and its Audit, Conflicts and Governance Committee; the approval of the purchasing affiliate; negotiation of and agreement on definitive terms and conditions; and regulatory approvals. We may also consider selling these assets to a non-affiliate. As a result, we can give no assurance regarding the consummation of such a possible transaction or, if it is consummated, the timing, terms or results.

Our Organization

We are a publicly traded Delaware limited partnership formed in March 1990. Our general partner, Texas Eastern Products Pipeline Company, LLC, is wholly owned by Enterprise GP Holdings L.P., a partnership the common units of which are traded on the New York Stock Exchange. Dan L. Duncan and certain of his affiliates, including Enterprise GP Holdings and Dan Duncan LLC, control us, our general partner and Enterprise Products Partners L.P. and its affiliates, including Duncan Energy Partners L.P. Dan Duncan LLC is a privately held company controlled by Mr. Duncan. The common units of Enterprise Products Partners and Duncan Energy Partners are traded on the New York Stock Exchange.

We do not directly employ any officers or other persons responsible for managing our operations. Under our partnership agreement, our general partner manages and operates our business. Under an administrative services agreement, EPCO, Inc., which is controlled by Mr. Duncan, performs all management, administrative and operating functions required for us and our general partner, and we reimburse EPCO, Inc. for all direct and indirect expenses that have been incurred in managing our partnership.

Employee Partnership

EPCO, Inc. has recently formed a Delaware limited partnership for which it serves as general partner, TEPPCO Unit L.P., which we refer to as the “employee partnership.” We expect that an affiliate of EPCO will contribute approximately $7.0 million to the employee partnership as a capital contribution with respect to its interest. The employee partnership has agreed to purchase 241,380 units directly from us in a private transaction at the public offering price concurrently with the closing of this offering. Certain EPCO employees who perform services for us, including each of the executive officers named in the executive compensation section of our Annual Report on Form 10-K, are expected to be issued Class B limited partner interests in the employee partnership without any capital contribution. The Class B limited partner interests are equity-based compensatory awards designed to incentivize officers and employees of EPCO who perform services for TEPPCO to enhance the long-term value of TEPPCO units. Neither EPCO nor the employee partnership will be reimbursed by us for any expenses related to the employee partnership, the $7 million contribution to the employee partnership or the purchase of the unregistered units by the employee partnership.

The following chart depicts our current organizational structure and ownership as of September 2, 2008.

Dan Duncan LLC, EPCO, Inc. and private company affiliates(1)
GP = General Partner Interest
LP = Limited Partner Interest
0.01% GP (2)
77.8% LP (2)
Enterprise GP Holdings L.P.
13.0% LP
100%
4.6% LP
Texas Eastern Products Pipeline Company, LLC
Public Limited Partners
2% GP (3)
80.4% LP
TEPPCO Partners, L.P.
(the Issuer)
100%
TEPPCO GP, Inc.
99.999% LP/ Non-Managing Member (5)
100%
0.001% GP/ Manager (4)
TE Products Pipeline Company, LLC
(Downstream Segment)
TCTM, L.P.
(Upstream Segment)
TEPPCO Midstream Companies, LLC
(Midstream Segment)
TEPPCO Marine Services, LLC
(Marine Services Segment)

(1)	EPCO, Inc. is the general partner of TEPPCO Unit L.P., the employee partnership to which we are selling 241,380 unregistered units.

(2)	Dan Duncan LLC and its private company affiliates own the sole 0.01% general partner interest and an aggregate 77.1% limited partner interest in Enterprise GP Holdings L.P. The remaining limited partner interests in Enterprise GP Holdings L.P. are publicly owned.

(3)	Does not include our general partner’s interest in distributions above the minimum quarterly distribution. For the quarter ended June 30, 2008, our general partner received 16.74% of the cash we distributed to our partners in respect of its interests in our partnership.

(4)	TEPPCO GP, Inc. is a member and manager of TE Products Pipeline Company, LLC and TEPPCO Midstream Companies, LLC and the sole general partner of TCTM, L.P.

(5)	TEPPCO Partners, L.P. is a non-managing member of TE Products Pipeline Company, LLC and TEPPCO Midstream Companies, LLC and limited partner of TCTM, L.P.

The Offering

Units offered	8,000,000 units representing limited partner interests; or 9,200,000 total units if the underwriters exercise in full their option to purchase up to an additional 1,200,000 units.

Units to be outstanding after this offering	103,325,101 units (including 241,380 unregistered units being sold directly to the employee partnership concurrently with this offering), or 104,525,101 units if the underwriters exercise in full their option to purchase up to an additional 1,200,000 units (including the unregistered units being sold to the employee partnership).

Use of proceeds	We intend to use the net proceeds from this offering and the sale of unregistered units to the employee partnership to reduce borrowings outstanding under our revolving credit facility, which may be reborrowed to fund capital expenditures. We expect to use some of the increased availability under our revolving credit facility to finance capital expenditures and growth projects. Affiliates of certain of the underwriters are lenders under our revolving credit facility and, accordingly, will receive a substantial portion of the proceeds of this offering. Please read “Use of Proceeds” and “Underwriting.”

Cash distributions	Under our partnership agreement, we must distribute all of our cash on hand as of the end of each quarter, less reserves established by our general partner. We refer to this cash as “available cash,” and we define its meaning in our partnership agreement. Please read “Cash Distribution Policy—Distributions of Available Cash—Available Cash” in the accompanying prospectus. For a description of our cash distribution policy, please read “Cash Distribution Policy” in the accompanying prospectus.

Cash distributions with respect to second quarter 2008 were paid on August 7, 2008 to unitholders of record on July 31, 2008. We intend that the first distribution paid to purchasers of the units offered by this prospectus supplement will be declared in October 2008 and paid in November 2008. Our current quarterly distribution rate is $0.710 per unit, or $2.84 per unit on an annualized basis. Our general partner receives 15% of quarterly cash distributions from operations we make in excess of $0.275 per unit and 25% of quarterly cash distributions from operations we make in excess of $0.325 per unit.

Estimated ratio of taxable income to distributions	We estimate that if you purchase a unit in this offering and hold the unit through the record date for the distribution with respect to the quarter ending December 31, 2010, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 10% of the amount of cash distributed to you with respect to that period. Please read “Material U.S. Tax Consequences” below and “Material Tax Consequences” in the accompanying prospectus.

New York Stock Exchange symbol	TPP

Summary Consolidated Historical Financial and Operating Data

The following table sets forth, for the periods and at the dates indicated, summary consolidated financial and operating data of TEPPCO Partners and its subsidiaries. The summary financial data as of and for the years ended December 31, 2005, 2006 and 2007 are derived from and should be read in conjunction with our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated by reference into this prospectus supplement. The summary financial data as of and for the six-month periods ended June 30, 2007 and 2008 are derived from and should be read in conjunction with our unaudited, consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 and incorporated by reference into this prospectus supplement. The summary financial data as of and for the years ended December 31, 2005 and 2006 reflect as discontinued operations Jonah Gas Gathering Company’s Pioneer silica gel natural gas processing plant, which was sold on March 31, 2006.

The summary consolidated historical financial data includes the “adjusted EBITDA” financial measure, which is not calculated in accordance with accounting principles generally accepted in the United States of America, or “GAAP.” Explanation of and reconciliation for adjusted EBITDA are included under “—Non-GAAP Financial Measures and Reconciliation” below.

	Year Ended December 31,			Six Months Ended June 30,
	2005	2006	2007	2007	2008
	(in thousands, except per unit amounts)
				(unaudited)

Income Statement Data:
Operating revenues	$8,605,034	$9,607,485	$9,658,060	$4,027,865	$6,988,951
Purchases of petroleum products	7,986,438	8,967,062	9,017,109	3,714,938	6,582,333
Depreciation and amortization	110,729	108,252	105,225	51,249	60,163
Operating, general and administrative expenses	288,502	309,796	304,824	146,166	203,660
Gain on sales of assets	(668)	(7,404)	(18,653)	(18,651)	—

Total costs and expenses	8,385,001	9,377,706	9,408,505	3,893,702	6,846,156

Operating income	220,033	229,779	249,555	134,163	142,795
Interest expense—net	(81,861)	(86,171)	(101,223)	(44,996)	(71,605)
Gain on sale of ownership interest in Mont Belvieu Storage Partners, L.P.	—	—	59,628	59,648	—
Equity earnings	20,094	36,761	68,755	35,797	41,079
Other income—net	1,135	2,965	3,022	1,566	1,390

Income before provision for income taxes	159,401	183,334	279,737	186,178	113,659
Provision for income taxes	—	652	557	227	1,838

Income from continuing operations	159,401	182,682	279,180	185,951	111,821
Income from discontinued operations	3,150	1,497	—	—	—
Gain on sale of discontinued operations	—	17,872	—	—	—

Discontinued operations	3,150	19,369	—	—	—

Net income	$162,551	$202,051	$279,180	$185,951	$111,821

Basic and diluted net income per Limited Partner Unit:
Continuing operations	$1.67	$1.77	$2.60	$1.73	$0.99
Discontinued operations	0.04	0.19	—	—	—

Basic and diluted net income per Limited Partner Unit	$1.71	$1.96	$2.60	$1.73	$0.99

Weighted average Limited Partner Units outstanding	67,397	73,657	89,850	89,819	94,048

	Year Ended December 31,			Six Months Ended June 30,
	2005	2006	2007	2007	2008
	(in thousands, except per unit amounts)
				(unaudited)

Balance Sheet Data (at period end):
Property, plant and equipment—net	$1,960,068	$1,642,095	$1,793,634	$1,703,597	$2,330,061
Total assets	3,680,538	3,922,092	4,750,057	4,107,996	6,145,999
Long-term debt (net of current maturities)	1,525,021	1,603,287	1,511,083	1,603,980	2,545,171
Current maturities of long-term debt	—	—	353,976	—	—
Partners’ capital	1,201,370	1,320,330	1,264,627	1,361,832	1,382,488
Other financial data:
Net cash flow provided by (used in):
Operating activities from continuing operations	$250,723	$271,552	$350,572	$199,133	$164,052
Total operating activities	254,505	273,073	350,572	199,133	164,052
Investing activities
Capital expenditures	(220,553)	(170,046)	(228,272)	(109,876)	(139,252)
Acquisitions and equity investments	(116,464)	(148,775)	(211,537)	(97,234)	(410,093)
Proceeds from the sale of assets	510	51,558	165,110	164,144	—
Other	(14,408)	(6,453)	(42,701)	(17,595)	(14,763)

Total investing activities	$(350,915)	$(273,716)	$(317,400)	$(60,561)	$(564,108)
Total financing activities	$80,107	$594	$(33,219)	$(138,620)	$400,061
Adjusted EBITDA (1)(2)	$383,695	$432,233	$537,984	$306,191	$273,225
Operating Data:
Downstream (barrels):
Refined products	160,667	165,269	174,910	80,676	80,412
Liquefied petroleum gases	45,061	44,997	41,950	22,487	19,538
Upstream:
Crude oil transportation (barrels)	94,743	91,487	96,451	46,315	57,210
Crude oil marketing (barrels)	203,325	222,069	232,041	114,004	119,198
Crude oil terminaling (barrels)	110,254	125,974	135,010	71,199	72,859
Lubrication and oil volume (gallons)	14,844	14,444	15,344	7,350	6,466
Midstream:
NGL transportation (barrels)	61,051	69,746	76,996	36,511	38,414
Gathering—natural gas (million cubic feet) (3)	595,880	655,837	763,021	359,513	420,379
Fractionation—natural gas liquids (barrels)	4,431	4,406	4,175	2,052	2,145

(1)	We define adjusted EBITDA as net income plus interest expense—net, income tax expense, depreciation and amortization, and a pro-rata portion, based on our equity ownership, of the interest expense and depreciation and amortization of each of our joint ventures.

(2)	Includes gains on sales of assets and ownership interests totaling $0.7 million in 2005, $25.3 million in 2006, $78.3 million in 2007 and $78.3 million during the six months ended June 30, 2007. There were no gains on sales of assets or ownership interests during the six months ended June 30, 2008.

(3)	Includes 100% of Jonah system gathering volumes.

Non-GAAP Financial Measures and Reconciliation

We define adjusted EBITDA as net income plus interest expense—net, income tax expense, depreciation and amortization, and a pro-rata portion, based on our equity ownership, of the interest expense and depreciation and amortization of each of our joint ventures. We have included the adjusted EBITDA financial measure above because we believe it is used by our investors as a supplemental financial measure to:

•	assess financial performance of our assets without regard to financing methods, capital structures or historical costs basis;

•	compare the operating performance of our assets with the performance of other companies that have different financing and capital structures; and

•	value our limited partners’ equity using adjusted EBITDA multiples.

Adjusted EBITDA should not be considered as an alternative to net income or income from continuing operations, operating income, cash flows from operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. The adjusted EBITDA measure that we present may not be comparable to EBITDA of other companies, because other companies may not calculate EBITDA in the same manner as we do.

The following table reconciles adjusted EBITDA to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP, for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2005	2006	2007	2007	2008
	(in thousands)

Net income	$162,551	$202,051	$279,180	$185,951	$111,821
Discontinued operations	3,150	19,369	—	—	—

Net income from continuing operations	$159,401	$182,682	$279,180	$185,951	$111,821
Interest expense—net	81,861	86,171	101,223	44,996	71,605
Depreciation and amortization (D&A)	110,729	108,252	105,225	51,249	60,163
Provision for income taxes	—	652	557	227	1,838

EBITDA from continuing operations	351,991	377,757	486,185	282,423	245,427
Discontinued operations	3,150	19,369	—	—	—
D&A included in discontinued operations	612	51	—	—	—

EBITDA	$355,753	$397,177	$486,185	$282,423	$245,427
Amortization of excess investment in joint ventures	4,763	4,318	6,062	1,969	2,442
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	23,179	30,738	45,737	21,799	25,356

Adjusted EBITDA (1)	$383,695	$432,233	$537,984	$306,191	$273,225

(1)	Includes gains on sales of assets and ownership interests totaling $0.7 million in 2005, $25.3 million in 2006, $78.3 million in 2007 and $78.3 million during the six months ended June 30, 2007. There were no gains on sales of assets or ownership interests during the six months ended June 30, 2008.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, and an investment in our units involves risks. Before you invest in our units, you should carefully consider the risks described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our subsequent 2008 Quarterly Reports on Form 10-Q, which are incorporated by reference herein, and “Forward-Looking Statements” in this prospectus supplement, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to make distributions on our units may be reduced, the trading price of our units could decline, and you could lose part or all of your investment.

Our TOPS joint venture is subject to various business, operational and regulatory risks and may not be successful.

The TOPS joint venture is expected to represent an important component of our upstream segment, requiring an estimated $600 million in capital contributions from us through 2011. We and each of the other joint venture partners will own a one-third interest in TOPS, and a subsidiary of Enterprise Products Partners will act as operator and construction manager for TOPS. Accordingly, we will not have full control over the ongoing operational decisions. If we were unable to make a required capital contribution in TOPS, whether due to our inability to access capital markets or otherwise, our interest could be diluted, and we could suffer other adverse consequences. Further, if we or one of our joint venture partners were unable to make required contributions, the other partners may need to raise and contribute capital above their estimated share in order to complete the project, which capital may not be accessible on economical terms.

A variety of factors outside our control, such as weather, natural disasters, the fluctuating costs of steel and other raw materials and difficulties or inabilities in obtaining rights-of-way, permits or other regulatory approvals, as well as performance by third-party contractors, may result in increased costs or delays in construction. The offshore terminal will require approval by the U.S. Coast Guard and issuance of a Deepwater Port License, while the onshore pipeline and storage facilities will be subject to review by the U.S. Environmental Protection Agency, Army Corps of Engineers and Department of Transportation. Obtaining such approvals is a time consuming process; for example, we estimate that the Deepwater Port License could take two years to obtain without delays. TOPS is also subject to various hazards inherent in the construction and operation of an offshore crude oil port and pipeline system, including damage to the ports, pipelines and related facilities caused by hurricanes and other inclement weather, inadvertent damage from third parties, leaks, operator error, litigation, environmental pollution and risk related to operating in a marine environment. Cost overruns, construction delays or other hazards inherent in the construction and operation of such a facility, whatever the cause, could have a material adverse effect on the success of the TOPS project or on our business, results of operations, financial condition and prospects.

USE OF PROCEEDS

We will receive net proceeds of approximately $223.4 million from the sale of units in this offering after deducting underwriting discounts, commissions and estimated offering expenses payable by us and net proceeds of approximately $257.0 million if the underwriters exercise their option to acquire additional units in full. In addition, we will receive approximately $7 million from the sale of unregistered units to the employee partnership. The underwriters will not purchase the units to be sold directly by us to the employee partnership and they accordingly will not receive any discount or commission on those units. We intend to use the net proceeds of this offering, including any exercise of the underwriters’ option to purchase additional units, and the sale of unregistered units to the employee partnership to reduce borrowings outstanding under our revolving credit facility, which may be reborrowed to fund capital expenditures and other growth projects or used for general partnership purposes.

In general, indebtedness under our revolving credit facility was incurred to finance capital expenditures and acquisitions and for working capital purposes. As of September 2, 2008, $590 million was outstanding under the facility, bearing a weighted average interest rate of approximately 3.07%. Amounts repaid under our revolving credit facility may be reborrowed from time to time for acquisitions, capital expenditures and other general partnership purposes. The commitments under our revolving credit facility mature on December 13, 2012.

Affiliates of certain of the underwriters, including Lehman Brothers Inc., UBS Securities LLC, Wachovia Capital Markets, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC are lenders under our revolving credit facility and, accordingly, will receive a substantial portion of the proceeds of this offering. Please read “Underwriting.”

PRICE RANGE OF UNITS AND CASH DISTRIBUTIONS

As of September 2, 2008, we had 95,083,721 units outstanding, held by approximately 93,000 holders, including units held in street name. Our units are traded on the New York Stock Exchange under the symbol “TPP.”

The following table sets forth, for the periods indicated, the high and low sales prices for our units, as reported on the New York Stock Exchange Composite Transactions Tape, and the amount of the quarterly cash distributions paid per unit. The last reported sales price of units on the New York Stock Exchange on September 3, 2008 was $30.01 per unit.

	Price Ranges
	High	Low	Per Unit (1)

2006
1st Quarter	$39.00	$35.29	0.675
2nd Quarter	38.49	35.20	0.675
3rd Quarter	37.65	34.44	0.675
4th Quarter	41.86	36.90	0.675
2007
1st Quarter	$44.53	$39.88	0.685
2nd Quarter	46.20	42.15	0.685
3rd Quarter	46.01	37.04	0.695
4th Quarter	40.81	37.17	0.695
2008
1st Quarter	$39.86	$32.91	0.710
2nd Quarter	$36.66	$32.88	0.710
3rd Quarter through September 3, 2008	$33.32	$30.01	N/A

(1)	Represents cash distributions attributable to the quarter and declared and paid within 50 days after the quarter.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of June 30, 2008:

•	on an historical basis; and

•	on an as adjusted basis to give effect to (i) the sale of 8,000,000 units in this offering, (ii) the sale of 241,380 unregistered units to the employee partnership for approximately $7.0 million and (iii) the application of aggregate net proceeds from such unit sales of $230.4 million (before exercise of the underwriters’ option to purchase additional units) to reduce debt under our revolving credit facility as described under “Use of Proceeds.”

The historical data in the table below is derived from and should be read in conjunction with our consolidated historical financial statements, including the accompanying notes, incorporated by reference in this prospectus supplement.

	As of June 30, 2008
	Actual	As Adjusted
	(in thousands)

Long-term debt:
7.625% Senior Notes due 2012	$500,000	$500,000
6.125% Senior Notes due 2013	200,000	200,000
5.90% Senior Notes due 2013	250,000	250,000
6.65% Senior Notes due 2018	350,000	350,000
7.55% Senior Notes due 2038	400,000	400,000
Revolving credit facility (1)	530,000	299,620
7.000% Fixed/Floating Rate Junior Subordinated Notes due 2067	300,000	300,000

Total principal amount of long-term debt obligations	2,530,000	2,299,620
Adjustments to carrying value (2)	15,171	15,171

Total debt instruments (2)	2,545,171	2,314,791
Partners’ capital	1,382,488	1,612,868

Total capitalization	$3,927,659	$3,927,659

(1)	At September 2, 2008, we had approximately $590 million of debt outstanding under our revolving credit facility that matures in 2012.

(2)	We have entered into interest rate swap agreements to hedge our exposure to changes in the fair value of a portion of the debt obligations presented above. At June 30, 2008, amount includes $5.5 million of unamortized discounts and $20.7 million related to fair value hedges.

MATERIAL U.S. TAX CONSEQUENCES

The tax consequences to you of an investment in our units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of units, please read “Material Tax Consequences” beginning on page 31 of the accompanying prospectus. You are urged to consult your own tax advisor about the federal, state, foreign and local tax consequences particular to your circumstances.

Current Qualifying Income Estimate

As discussed in the accompanying prospectus, Section 7704 of the Internal Revenue Code provides that publicly traded partnerships such as us will, as a general rule, be taxed as corporations. However, the “Qualifying Income Exception” discussed in the accompanying prospectus applies with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” We estimate that approximately 7% of our current gross income is not qualifying income. Please read “Material Tax Consequences—Partnership Status” in the accompanying prospectus. Based upon and subject to this estimate, the factual representations made by us and our general partner set forth in the accompanying prospectus and a review of the applicable legal authorities, Baker Botts L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

Ratio of Taxable Income to Distributions

We estimate that if you purchase a unit in this offering and hold the unit through the record date for the distribution with respect to the quarter ending December 31, 2010, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 10% of the amount of cash distributed to you with respect to that period. This estimate is based upon many assumptions regarding our business and operations, including assumptions with respect to capital expenditures, cash flows and anticipated cash distributions. This estimate and our assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, this estimate is based on current tax law and tax reporting positions that we have adopted and with which the Internal Revenue Service might disagree. Accordingly, we cannot assure you that this estimate will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than our estimate, and any differences could materially affect the value of the units. For example, the percentage of taxable income relative to our distributions could be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make the current level of quarterly distributions on all units, yet we only distribute the current level of quarterly distributions on all units; or

•	we make a future offering of units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

UNDERWRITING

Lehman Brothers Inc., UBS Securities LLC and Wachovia Capital Markets, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated September 4, 2008, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of units set forth opposite the underwriter’s name.

Underwriters	Number of Units

Lehman Brothers Inc.	1,600,000
UBS Securities LLC	1,600,000
Wachovia Capital Markets, LLC	1,600,000
Citigroup Global Markets Inc.	640,000
Morgan Stanley & Co. Incorporated	640,000
Goldman, Sachs & Co.	320,000
J.P. Morgan Securities Inc.	320,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	320,000
Oppenheimer & Co. Inc.	220,000
Raymond James & Associates, Inc.	220,000
RBC Capital Markets Corporation	220,000
SMH Capital Inc.	220,000
Wells Fargo Securities, LLC	80,000

Total	8,000,000

The 241,380 unregistered units we are selling concurrently to the employee partnership are not part of this offering, and the underwriters will not participate as an underwriter, placement agent or in any other offeror capacity in connection with the sale of, and will not receive any commission or discount on, those units. Please read “Summary — Our Organization — Employee Partnership.”

The underwriting agreement provides that the obligations of the underwriters to purchase the units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the underwritten units (other than those covered by the underwriters’ option to purchase additional units described below) if they purchase any of the underwritten units.

The underwriters propose to offer some of the underwritten units directly to the public at the public offering price set forth on the cover page of this prospectus and some of the underwritten units to dealers at the public offering price less a concession not to exceed $0.61 per unit. If all of the underwritten units are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,200,000 additional units at the public offering price less the underwriting discount. The underwriters may exercise the option if the underwriters sell more than 8,000,000 underwritten units in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional units approximately proportionate to that underwriter’s initial purchase commitment.

We, our general partner, our general partner’s directors and certain officers and Dan L. Duncan and certain of his affiliates have agreed that, for a period of 45 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the representatives, directly or indirectly, (i) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any units or securities convertible into, or exchangeable for units, or sell or grant options, rights or warrants with respect to any units or securities convertible into or exchangeable for units (other than the grant of options pursuant to option plans existing on the date hereof), or (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such units, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of units or other securities, in cash or otherwise, (iii) file or cause to be filed a registration statement, including any amendments, with respect to the registration of any units or securities convertible, exercisable or exchangeable into units or (other than for units to be issued under employee benefit, unit purchase or distribution reinvestment plans) (iv) publicly disclose the intention to do any of the foregoing, except that these restrictions do not apply to gifts and certain family transfers by our general partners directors and executive officers.

The units are traded on the New York Stock Exchange under the symbol “TPP.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional units.

	No Exercise	Full Exercise

Per Unit	$1.015	$1.015
Total	$8,120,000	$9,338,000

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of units in excess of the number of units to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of units made in an amount up to the number of units represented by the underwriters’ option to purchase additional units. In determining the source of units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the underwriters’ option to purchase additional units. Transactions to close out the covered syndicate short involve either purchases of the units in the open market after the distribution has been completed or the exercise of the underwriters’ option to purchase additional units. The underwriters may also make “naked” short sales of units in excess of the underwriters’ option to purchase additional units. The underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of units in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Lehman Brothers repurchases units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the units. They may also cause the price of the units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that the total expenses of this offering, excluding underwriters’ discounts and commissions, will be approximately $500,000.

Because the Financial Industry Regulatory Authority views the units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD Conduct Rules. Investor suitability with respect to the units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange. The underwriters have informed us that they will not confirm sales to accounts over which they exercise discretionary authority without the prior written approval of the customer.

Affiliates of each of Lehman Brothers Inc., UBS Securities LLC, Wachovia Capital Markets, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC are lenders under our revolving credit facility and, accordingly, will receive approximately 37% of the net proceeds of this offering. Because more than 10% of the net proceeds of this offering, not including underwriting compensation, will be paid to affiliates of members of the NASD who are participating in this offering, this offering is being conducted in compliance with the applicable requirements of Rule 2710(h)(1) of the NASD Conduct Rules. Because a bona fide independent market exists for our units, the Financial Industry Regulatory Authority does not require that we use a qualified independent underwriter for this offering.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Public Offer Selling Restrictions Under the Prospectus Directive

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities to the public described in this prospectus supplement may not be made in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Selling Restrictions Addressing Additional United Kingdom Securities Laws

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the units being offered and certain federal income tax matters relating to the units will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Andrews Kurth LLP, Houston, Texas will pass on certain legal matters on behalf of the underwriters. Andrews Kurth LLP provides legal services to EPCO and certain of its affiliates, including Enterprise GP Holdings, Enterprise Products Partners and Duncan Energy Partners, and has in the past provided certain legal services to us and our general partner. Baker Botts L.L.P. provides legal services to Enterprise Products Partners and to underwriters in connection with the offering for sale of securities of Enterprise Products Partners.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the Securities and Exchange Commission under the Exchange Act (Commission File No. 1-10403). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room. Such filings are also available to the public at the SEC’s website at http://www.sec.gov. In addition, documents filed by us can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10002. We maintain an Internet website at www.teppco.com. On the Investor Relations page of that site, we provide access to our SEC filings free of charge as soon as reasonably practicable after filing with the SEC. The information on our Internet Web site is not incorporated in this prospectus supplement or the accompanying prospectus by reference and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement has been delivered, a copy of any and all of our SEC filings. You may request a copy of these filings by writing or telephoning us at:

TEPPCO Partners, L.P.
1100 Louisiana Street, Suite 1600
Houston, Texas 77002
Attention: Investor Relations
Telephone: (800) 659-0059
Fax: (713) 381-8225

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (File No. 1-10403) and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed (other than information that is “furnished” and not deemed filed under the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on February 28, 2008;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008, filed with the Commission on May 8, 2008, and for the quarter ended June 30, 2008, filed with the Commission on August 8, 2008;

•	Current Reports on Form 8-K filed with the Commission on January 3, 2008, January 22, 2008, January 24, 2008, February 7, 2008, February 28, 2008, March 6, 2008, March 27, 2008, May 9, 2008, July 21, 2008, August 8, 2008, August 20, 2008 and September 3, 2008; and

•	The description of our units contained in our registration statement on Form 8-A/A (Registration No. 1-10403) filed on March 30, 2007, and any subsequent amendment thereto filed for the purpose of updating such description.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and some of the documents we have incorporated herein and therein by reference contain statements that constitute “forward-looking statement.” All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical facts are forward-looking statements. The words “proposed,” “anticipate,” “potential,” “may,” “will,” “could,” “should,” “expect,” “estimate,” “believe,” “intend,” “plan,” “seek” and similar expressions are intended to identify forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements included or incorporated by reference herein that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as future distributions, estimated future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, anticipated outcome of various legal and regulatory proceedings, plans, references to future success or events, anticipated market or industry developments, references to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. While we believe our expectations reflected in these forward-looking statements are reasonable, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including general economic, market or business conditions, the opportunities (or lack thereof) that may be presented to and pursued by us, competitive actions by other pipeline or energy transportation companies, changes in laws or regulations and other factors, many of which are beyond our control. For example, the demand for refined products is dependent upon the price, prevailing economic conditions and demographic changes in the markets served, trucking and railroad freight, agricultural usage and military usage; the demand for propane is sensitive to the weather and prevailing economic conditions; the demand for petrochemicals is dependent upon prices for products produced from petrochemicals; the demand for crude oil and petroleum products is dependent upon the price of crude oil and the products produced from the refining of crude oil; and the demand for natural gas is dependent upon the price of natural gas and the locations in which natural gas is drilled. Further, the success of our new marine transportation business is dependent upon, among other things, our ability to effectively assimilate and provide for the operation of that business and maintain key personnel and customer relationships. We are also subject to regulatory factors such as the amounts we are allowed to charge our customers for the services we provide on our regulated pipeline systems and the cost and ability of complying with government regulations of the marine transportation industry. Consequently, all of the forward-looking statements made or incorporated by reference in this document are qualified by these cautionary statements, and we cannot assure you that actual results or developments that we anticipate will be realized or, even if substantially realized, will have the expected consequences to or effect on us or our business or operations. Also note that we provide additional cautionary discussion of risks and uncertainties under the captions “Risk Factors” in this prospectus supplement, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 and other periodic reports filed with the SEC.

The forward-looking statements contained or incorporated by reference herein speak only as of the date hereof or in the case of any such statement in a document incorporated by reference, the date of such document. Except as required by the federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein, in the accompanying prospectus, in our Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q and in our future periodic reports filed with the Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein may not occur.

PROSPECTUS

TEPPCO Partners, L.P.

Units Representing Limited Partner Interests

Debt Securities

We may offer an unlimited number and amount of the following securities under this prospectus:

•	units representing limited partner interests in TEPPCO Partners, L.P.; and

•	debt securities of TEPPCO Partners, L.P., which may be fully and unconditionally guaranteed by its subsidiaries, TE Products Pipeline Company, LLC, TCTM, L.P., TEPPCO Midstream Companies, LLC and Val Verde Gas Gathering Company, L.P.

We may offer and sell these securities to or through one or more underwriters, dealers or agents on an immediate, continuous or delayed basis.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully this prospectus and any prospectus supplement before you invest. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us, including our financial statements.

Our units are listed on the New York Stock Exchange under the trading symbol “TPP.”

Unless otherwise specified in a prospectus supplement, the senior debt securities, when issued, will be unsecured and will rank equally with our other unsecured and unsubordinated indebtedness. The subordinated debt securities, when issued, will be subordinated in right of payment to our senior debt.

Investing in our units and debt securities involves risks. Limited partnerships are inherently different from corporations. You should review carefully “Risk Factors” referenced on page 3 for a discussion of important risks you should consider before investing on our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities by the registrants unless accompanied by a prospectus supplement.

The date of this prospectus is September 4, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we file with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may offer from time to time an unlimited number and amount of our securities. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts, types and prices of the securities being offered and the terms of the offering. Any prospectus supplement may add, update or change information contained or incorporated by reference in this prospectus. If information varies between this prospectus (or the information incorporated by reference herein) and an accompanying prospectus supplement, you should rely on the information in the prospectus supplement. Therefore, you should read this prospectus (including any documents incorporated by reference) and any attached prospectus supplement before you invest in our securities.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement or “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any free writing prospectus that we may authorize to be delivered to you, including any information incorporated by reference, is accurate as of any date other than the respective dates of these documents. Our business, financial condition, results of operations and prospects may have changed since these dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or an accompanying prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Unless the context requires otherwise or unless otherwise noted, “our,” “we,” “us” and “TEPPCO Partners,” as used in the descriptions of securities in this prospectus, refer to TEPPCO Partners, L.P. and not its subsidiaries or affiliates, and as otherwise used in this prospectus, refer to TEPPCO Partners, L.P., together with its subsidiaries and unconsolidated joint ventures.

OUR COMPANY

We are a publicly traded Delaware limited partnership formed in 1990. We are a diversified energy logistics company with operations that span much of the continental United States. We own and operate an extensive network of assets that effectuate or facilitate the movement, marketing, gathering and storage of various commodities and end products, including refined petroleum products, natural gas, natural gas liquids, or NGLs, liquefied petroleum gases, or LPGs, condensate, petrochemicals, specialty chemicals, crude oil, asphalt, heavy fuel oil and other energy-related products. Our assets include numerous pipelines, storage facilities, terminals, natural gas gathering and processing systems, tow boats and tank barges.

Our general partner, Texas Eastern Products Pipeline Company, LLC, is wholly owned by Enterprise GP Holdings L.P., a partnership the common units of which are traded on the New York Stock Exchange. Dan L. Duncan and certain of his affiliates, including Enterprise GP Holdings and Dan Duncan LLC, control us, our general partner and Enterprise Products Partners L.P. and its affiliates, including Duncan Energy Partners L.P. Dan Duncan LLC is a privately held company controlled by Mr. Duncan. The common units of Enterprise Products Partners and Duncan Energy Partners are traded on the New York Stock Exchange.

TE Products Pipeline Company, LLC, TCTM, L.P., TEPPCO Midstream Companies, LLC and Val Verde Gas Gathering Company, L.P., which are wholly-owned subsidiaries of ours and sometimes referred to in this prospectus as “subsidiary registrants,” may fully, unconditionally, jointly and severally guarantee any series of debt securities offered by this prospectus, as set forth in a related prospectus supplement.

Our principal executive offices are located at 1100 Louisiana Street, Suite 1600, Houston, Texas 77002, and our telephone number is (713) 381-3636.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risk factors included in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and those that may be included in the applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We will use the net proceeds from any sale of securities described in this prospectus for future business acquisitions and other general partnership purposes, such as working capital requirements, capital expenditures, investments in subsidiaries or joint ventures, the retirement or refinancing of debt and the repurchase or redemption of securities. The applicable prospectus supplement will describe the actual use of the net proceeds from the sale of securities. The exact amounts to be used and the timing of the application of the net proceeds will depend on a number of factors, including our funding requirements and the availability of alternative funding sources. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term debt.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges of TEPPCO Partners and its subsidiaries for each of the periods indicated is as follows:

									Six Months Ended
Twelve Months Ended December 31,									June 30,
2003	2004		2005		2006		2007		2008

2.37x	2.93	x	2.81	x	3.07	x	3.04	x	2.67x

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

•	“earnings” represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

DESCRIPTION OF DEBT SECURITIES

In this Description of Debt Securities, references to “us,” “we,” “our,” “TEPPCO Partners” or the “partnership” are to TEPPCO Partners, L.P. and not our subsidiaries or affiliates.

We may issue senior debt securities and subordinated debt securities under this prospectus. We will issue senior debt securities under an indenture to be entered into among us, as issuer, the subsidiary registrants and The Bank of New York Mellon Trust Company, N.A., as trustee. We will issue subordinated debt securities under an indenture dated as of May 14, 2007, by and among us, as issuer, the subsidiary registrants and The Bank of New York Trust Company, N.A. (n/k/a The Bank of New York Mellon Trust Company, N.A.), as trustee. References to the “indenture” or “indentures” in this description are to either or both the senior indenture and the subordinated indenture under which we issue a series of debt securities, as the case may be.

The debt securities will be governed by the provisions of the related indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. As used in this description of debt securities, the term “subsidiary guarantors” means the subsidiary registrants that guarantee any such series of debt securities.

We have summarized the provisions of the indentures, the debt securities and the guarantees below. Since this description is only intended to provide an overview, you should refer to the indentures for more information regarding our obligations, your rights and other provisions that may be important to you. We have filed the indentures (or a form thereof) with the SEC as exhibits to the registration statement of which this prospectus forms a part, and we will include any other instrument establishing the terms of debt securities we may offer as an exhibit to a filing we will make with the SEC in connection with that offering. See “Where You Can Find More Information.”

General

The Debt Securities

Any series of debt securities that we issue:

•	will be our general obligations;

•	will be general obligations of the subsidiary guarantors if they are guaranteed by the subsidiary guarantors; and

•	may be subordinated to our senior indebtedness and that of the subsidiary guarantors.

The indenture does not limit the total amount of debt securities that we may issue and does not limit the amount of other indebtedness we may incur or other securities we may issue. We may issue debt securities under the indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either a supplemental indenture or a resolution of the board of directors of our general partner and accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the debt securities may be issued;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates and record dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	whether the debt securities are entitled to the benefits of any guarantees by the subsidiary guarantors;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

•	any terms for the conversion or exchange of debt securities for other securities;

•	any changes to or additional events of default or covenants;

•	the subordination, if any, of the debt securities and any changes to the subordination provisions for subordinated debt securities; and

•	any other terms of the debt securities.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates.

The Subsidiary Guarantees

Our payment obligations under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by one or more subsidiary guarantors. If a series of debt securities are so guaranteed, the subsidiary guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the subsidiary guarantors.

The obligations of each subsidiary guarantor under its guarantee will be limited to the maximum amount that will not result in the obligations of the subsidiary guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the subsidiary guarantor; and

•	any collections from or payments made by or on behalf of any other subsidiary guarantors in respect of the obligations of the subsidiary guarantor under its guarantee.

The guarantee of any subsidiary guarantor may be released under certain circumstances. If no default has occurred and is continuing under the indenture, and to the extent not otherwise prohibited by the indenture, a subsidiary guarantor will be unconditionally released and discharged from the guarantee:

•	automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the subsidiary guarantor;

•	automatically upon the merger of the subsidiary guarantor into us or any other subsidiary guarantor or the liquidation and dissolution of the subsidiary guarantor; or

•	following delivery of a written notice by us to the trustee, upon the release of all guarantees by the subsidiary guarantor of any debt of ours for borrowed money (or a guarantee of such debt), except for any series of debt securities.

If a series of debt securities is guaranteed by the subsidiary guarantors and is designated as subordinate to our Senior Indebtedness, then the guarantees by the subsidiary guarantors will be subordinated to the Senior Indebtedness of the subsidiary guarantors to substantially the same extent as the series is subordinated to our Senior Indebtedness. See “— Subordination.”

Form, Exchange, Registration and Transfer

The debt securities will be issued in registered form. The registered holder of a debt security will be treated as the owner of it for all purposes. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable upon transfer or exchange of notes. We are not required to issue, register the transfer of or exchange any debt securities for a period of 15 days before any mailing of notice of redemption of debt securities of that series or to register the transfer or exchange of any debt securities selected for redemption.

Holders may present debt securities for registration of transfer at the corporate trust office of the trustee or any alternative place of payment we may designate. The security registrar will effect the transfer or exchange if its requirements and the requirements of the indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges of debt securities in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

Payment and Paying Agents

Unless we inform you otherwise in a prospectus supplement, payments of principal of, premium, if any, and interest on the debt securities will be made in U.S. dollars. Payment of interest on the debt securities will be made at the office of the trustee or, at our option, by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder (such as a depositary holding a global security) by wire transfer to an account designated by the holder. Unless we inform you otherwise in a prospectus supplement, interest payments may be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in Houston, Texas, New York, New York or a place of payment on the debt securities of that series is authorized by law, regulation or executive order to remain closed.

Subject to any applicable abandoned property laws, the trustee and paying agent will pay to us upon request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment.

Merger, Amalgamation, Consolidation and Sale of Assets

The indenture generally does not prohibit consolidations or mergers involving us or the subsidiary guarantors or the sale or other disposition of all or substantially all of our assets or those of a subsidiary guarantor. However, the indenture provides that we may not merge, amalgamate or consolidate with or into any other person or sell, convey, lease, transfer or otherwise dispose of all or substantially all of our property or assets to any person, whether in a single transaction or series of related transactions unless:

•	we are the surviving entity, or the surviving entity or transferee:

•	is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

•	expressly assumes by supplemental indenture, satisfactory to the trustee, all the obligations under the indenture and the debt securities under the base indenture to be performed or observed by us;

•	immediately after giving effect to the transaction or series of transactions, no default or event of default has occurred and is continuing;

•	if we are not the surviving entity, each subsidiary guarantor, unless such subsidiary guarantor is the person with which we have consummated a transaction under this provision, shall have confirmed that its guarantee shall continue to apply to the obligations under the debt securities and the indenture; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that the merger, amalgamation, consolidation or disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the indenture.

Thereafter, the surviving entity may exercise our rights and powers under the indenture, in our name or in its own name. If we sell or otherwise dispose of (except by lease) all or substantially all of our assets and the above stated requirements are satisfied, we will be released from all our liabilities and obligations under the indenture. If we lease all or substantially all of our assets, we will not be so released from our obligations under the indenture.

Certain Covenants

Reports

The indenture contains the following covenant for the benefit of the holders of all series of debt securities:

So long as any debt securities are outstanding, we will:

•	for as long as we are required to file information with the SEC pursuant to the Exchange Act, deliver to the trustee, within 15 days after we file with the SEC, copies of the annual report and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act; and

•	if we are required to furnish annual or quarterly reports to our equity holders pursuant to the Exchange Act, deliver to the trustee any annual report or other reports sent to our equity holders generally.

A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the indenture specifically for the benefit of holders of a particular series.

Events of Default; Remedies and Notice

Events of Default

Unless we inform you otherwise in the applicable prospectus supplement, each of the following will be an event of default under the indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment on any debt securities of that series when due;

•	failure by us or, if the series of debt securities is guaranteed by the subsidiary guarantors, by a subsidiary guarantor, to comply with the other covenants or agreements contained in the indenture, any supplemental indenture or any board resolution authorizing the issuance of that series continuing for a period of 60 days after notice to us, or if applicable, the subsidiary guarantor, by the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series;

•	certain events of bankruptcy, insolvency or reorganization of us or, if the series of debt securities is guaranteed by the subsidiary guarantors, of the subsidiary guarantors; or

•	if the series of debt securities is guaranteed by the subsidiary guarantors:

•	any of the guarantees by the subsidiary guarantors ceases to be in full force and effect, except as otherwise provided in the indenture;

•	any of the guarantees by the subsidiary guarantors is declared null and void in a judicial proceeding; or

•	any subsidiary guarantor denies or disaffirms its obligations under the indenture or its guarantee.

Exercise of Remedies

If an event of default, other than an event of default described in the fifth bullet point above, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may, by written notice to us, declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

If an event of default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series may rescind a declaration of acceleration by the trustee or the holders with respect to the debt securities of that series, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•	all existing events of default with respect to debt securities of that series have been cured or waived, other than the nonpayment of principal, premium, if any, or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

If an event of default occurs and is continuing, the trustee will be under no obligation, except as otherwise provided in the indenture, to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium, if any, or interest when due, unless:

•	such holder has previously given the trustee written notice that an event of default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested in writing that the trustee pursue the remedy;

•	such holders have offered the trustee reasonable indemnity or security against costs, liabilities and expenses;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the trustee a direction that is inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the indenture;

•	the trustee determines is unjustly prejudicial to the rights of any other holder; or

•	would involve the trustee in personal liability.

Notice of Event of Default

Within 30 days after the occurrence of an event of default, we are required to give written notice to the trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the indenture or whether any default or event of default has occurred during the previous year.

If an event of default occurs and is continuing and is known to the trustee, the trustee must mail to each holder a notice of the event of default by the later of 90 days after the event of default occurs or 30 days after the trustee knows of the event of default. Except in the case of a default in the payment of principal, premium, if any, or interest with respect to any debt securities, the trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

We may amend the indenture without the consent of any holder of debt securities to:

•	evidence the assumption by a successor of our obligations under the indenture;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon us or any subsidiary guarantor;

•	cure any ambiguity, omission, defect or inconsistency;

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•	change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities, provided that such action does not adversely affect the interests of the holders in any material respect;

•	comply with the guarantee provisions of the indenture, including to reflect the release of any subsidiary guarantor in accordance with such provisions;

•	add subsidiary guarantors with respect to the debt securities or to secure the debt securities;

•	make any change that does not adversely affect the rights of any holder under the indenture;

•	evidence and provide for a successor or separate trustee; or

•	establish the form or terms of a series of debt securities as permitted by the indenture.

In addition, we may amend the indenture if the holders of at least a majority in principal amount of outstanding debt securities of each series that would be affected consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in currency other than U.S. dollars;

•	impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities;

•	make any change in the amendment provisions which require each holder’s consent;

•	make any change in the waiver provisions; or

•	except as provided in the indenture, release a subsidiary guarantor or modify such subsidiary guarantor’s guarantee in any manner adverse to the holders.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment requiring the consent of holders of debt securities under the indenture becomes effective, we are required to mail to all holders of each affected series a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in aggregate principal amount of the outstanding debt securities of that series, on behalf of all such holders, and subject to certain rights of the trustee, may waive:

•	compliance by us or a subsidiary guarantor with certain restrictive covenants or provisions of the indenture; and

•	any past default under the indenture, subject to certain rights of the trustee under the indenture;

except that such majority of holders may not waive a default:

•	in the payment of principal, premium, if any, or interest; or

•	in respect of a provision that under the indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Defeasance and Discharge

At any time, we may terminate, with respect to debt securities of a particular series, all our obligations under such series of debt securities and the indenture, which we call a “legal defeasance.” At any time we may also effect a “covenant defeasance,” which means we have elected to terminate obligations under:

•	covenants of ours or, if applicable, any subsidiary guarantors, applicable to a series of debt securities, other than obligations to pay principal, premium, if any, or interest and covenants for which a default is otherwise specifically dealt with as an event of default;

•	the bankruptcy provisions with respect to the subsidiary guarantors, if any; and

•	the guarantee provision described in the sixth bullet point under “Events of Default; Remedies and Notice — Events of Default” above with respect to a series of debt securities.

If we exercise our legal defeasance option or our covenant defeasance option with respect to debt securities of a particular series, any subsidiary guarantee of that series will terminate and be automatically released and discharged, and any security that may have been granted in respect of such series shall be automatically released.

If we decide to make a legal defeasance or a covenant defeasance, however, we may not terminate our obligations:

•	relating to the defeasance trust;

•	to register the transfer or exchange of the debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain a registrar and paying agent in respect of the debt securities;

•	to furnish the trustee with information as to the names and addresses of the holders; or

•	to compensate, reimburse and indemnify the trustee.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an event of default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an event of default specified in the fourth, fifth (with respect only to a subsidiary guarantor (if any)) or sixth bullet points under “— Events of Default; Remedies and Notice — Events of Default” above or an event of default that is added specifically for such series and described in a prospectus supplement.

In order to exercise either defeasance option, we must:

•	irrevocably deposit in trust with the trustee money or certain U.S. government obligations for the payment of principal of, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;

•	comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

•	deliver to the trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

In addition, we may discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange notes of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

No Personal Liability of General Partner

Texas Eastern Products Pipeline Company, LLC, our general partner, and its directors, officers, employees, incorporators and stockholders, as such, will not be liable for:

•	any of our obligations or the obligations of the subsidiary guarantors under the debt securities, the indenture or the guarantees; or

•	any claim based on, in respect of, or by reason of, such obligations or their creation.

By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy and unenforceable.

Subordination

Debt securities of a series may be subordinated to our “Senior Indebtedness,” which we define generally to include all obligations created or assumed by us (or, if applicable to any series of outstanding debt securities, the subsidiary guarantors) for the repayment of borrowed money, and any guarantee therefor, whether currently outstanding or issued in the future, unless, by the terms of the instrument creating or ending such obligation it is provided that such obligation is subordinate or not superior in right of payment to the debt securities (or, if applicable, the guarantee of any subsidiary guarantor), or to the obligations which are pari passu with or subordinated to the debt securities. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the subordinated indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of any subsidiary guarantor that is designated as “Senior Indebtedness” with respect to the series.

The holders of Senior Indebtedness of ours or, if applicable, a subsidiary guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities upon any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the subsidiary guarantors’ assets, to creditors:

•	upon a total or partial liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the subsidiary guarantors; or

•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the subsidiary guarantors.

Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive limited partnership units and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

•	make any deposit for the purpose of defeasance of the subordinated debt securities or discharge of the subordinated indenture with respect to subordinated debt securities of any series; or

•	repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the trustee in satisfaction of our sinking fund obligation, unless, in either case,

•	the default has been cured or waived and any declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full in cash; or

•	we and the trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness.”

Generally, “Designated Senior Indebtedness” will include:

•	any specified issue of Senior Indebtedness of at least $100 million; and

•	any other indebtedness for borrowed money that we may designate in respect of any series of subordinated debt securities.

During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we and, if applicable to any series of outstanding debt securities, the subsidiary guarantors may not make any payments with respect to the subordinated debt securities for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period, and will end 179 days thereafter.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of the Designated Senior Indebtedness shall have accelerated the maturity of the Designated Senior Indebtedness, we and, if applicable to any series of outstanding debt securities, the subsidiary guarantors may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book-Entry System

Unless we provide otherwise in a prospectus supplement, we will issue the debt securities in the form of one or more global securities in fully registered form initially in the name of Cede & Co., as nominee of Depository Trust Company, or such other name as may be requested by an authorized representative of DTC. The global securities will be deposited with the trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with SEC.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of debt securities is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the debt securities will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by, direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in the listing attached to the omnibus proxy).

All payments on the global securities will be made to Cede & Co., as holder of record, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the debt securities at any time by giving reasonable notice to us or the trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global securities representing such debt securities.

Neither we nor the subsidiary guarantors nor the trustee will have any responsibility or obligation to direct or indirect participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of, or for any action taken or failure to act by, DTC, its nominee or any participant with respect to any ownership interest in the debt securities, or payments to, or the providing of notice to participants or beneficial owners.

So long as the debt securities are in DTC’s book-entry system, secondary market trading activity in the debt securities will settle in immediately available funds. All payments on the debt securities issued as global securities will be made by us in immediately available funds.

The Trustee

We may appoint a separate trustee for any series of debt securities. We use the term “trustee” to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.

If an event of default occurs and is not cured under the indenture and is known to the trustee, the trustee shall exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless they shall have offered to such Trustee reasonable security and indemnity.

Governing Law

The indenture, the debt securities and the guarantee are governed by, and will be construed in accordance with, the laws of the State of New York.

DESCRIPTION OF THE UNITS

In this Description of the Units, as well as “Cash Distribution Policy” and “Our Partnership Agreement,” references to “us,” “we,” “ours,” “TEPPCO Partners” or the “partnership” are to TEPPCO Partners, L.P. and not our subsidiaries or affiliates.

Our units represent limited partner interests in us that entitle the holders thereof to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of units and our general partner in and to partnership distributions, please read “Cash Distribution Policy.” For a general discussion of the expected federal income tax consequences of owning and disposing of units, please read “Material Tax Consequences.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Our Partnership Agreement.”

Our units are listed for trading on the New York Stock Exchange under the symbol “TPP.”

We have summarized certain provisions of our partnership agreement below in this section and in “Cash Distribution Policy,” “Our Partnership Agreement” and “Material Tax Consequences.” Since these descriptions are only intended to provide an overview, you should refer to our partnership agreement, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part, for more information regarding our obligations, your rights and other provisions that may be important to you.

Transfer Agent and Registrar

Duties.  Our partnership agreement provides that the transfer agent for the units shall be such bank, trust company or other person (including, without limitation, our general partner or one of its affiliates) as shall be appointed from time to time by us to act as registrar and transfer agent for the units. As of the date of this prospectus, BNY Mellon Shareowner Services serves as registrar and transfer agent for the units. We pay all fees charged by the transfer agent for transfers of units except the following, which unitholders may be required to pay:

•	sums sufficient to cover any tax or other governmental charges to replace lost or stolen certificates or resulting from transfer of units;

•	special charges for services requested by a unitholder; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal.  The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment.

Transfer of Units

By transfer of units in accordance with our partnership agreement, each transferee of units shall be admitted as a limited partner with respect to the units transferred when our general partner consents, which consent may be given or withheld in our general partner’s sole discretion, and when such admission is reflected in our books and records. Each transferee must complete and deliver a transfer application to request admission as a substitute limited partner in which each transferee is deemed to have:

•	requested admission as a substitute limited partner;

•	agreed to comply with, and be bound by, and to have executed, our partnership agreement;

•	represented and warranted that such transferee has the capacity, power and authority to enter into our partnership agreement;

•	made the powers of attorney set forth in our partnership agreement; and

•	gives the consents and made the waivers contained in our partnership agreement.

If consent to the admission of a transferee is withheld, such transferee shall be an assignee. An assignee shall have an interest in the partnership equivalent to that of a limited partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the partnership. With respect to voting rights attributable to units that are held by assignees, our general partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such units on any matter, vote such units at the written discretion of the assignee who is the record holder of such units. If no such written direction is received, such units will not be voted. An assignee shall have no other rights of a limited partner. Transfers of units for which no transfer application is executed will not be recognized by the partnership. Such transferees will not be treated as assignees and have only the right to seek admission as a substitute limited partner by executing a transfer application and subject to the other conditions of our partnership agreement. Transferees who do not execute a transfer application:

•	will not receive cash distributions or federal income tax allocations, unless the units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application and certification as to itself and any beneficial holders; and

•	may not receive some federal income tax information or reports furnished to record holders of units.

Units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to seek admission as a substituted limited partner in our partnership for the transferred units.

In the event of the enactment or publication of legislation or Treasury regulations or a ruling by the Internal Revenue Service or the courts that would result in our taxation for federal income tax purposes as a corporation or otherwise subject us to being taxed as an entity for federal income tax purposes, our general partner may impose restrictions on the transfer of partnership interests as may be required to prevent such taxation, provided that any amendments to our partnership agreement made to impose any such restrictions that would result in the delisting or suspension of trading of the partnership interests on any national securities exchange must be approved by the holders of a majority of such class of interests.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

General.  Within approximately 50 days after the end of each quarter, we will distribute our available cash to unitholders of record on the applicable record date.

Available Cash.  Available cash is defined in our partnership agreement and generally means, for any quarter, the sum of:

•	all our cash receipts during that quarter from all sources, including distributions of cash received from subsidiaries; plus

•	any reduction in reserves established in prior quarters;

•	less the sum of:

•	all our cash disbursements during that quarter, including disbursements for taxes of our partnership as an entity, debt service and capital expenditures;

•	any reserves established in that quarter in such amounts as our general partner determines to be necessary or appropriate in its reasonable discretion to provide for the proper conduct of our business or to provide funds for distributions with respect to any of the next four calendar quarters; and

•	any other reserves established in that quarter in such amounts as our general partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any of our debt instruments or other obligations.

Cash from Operations and Cash from Interim Capital Transactions

General.  All cash distributed to unitholders will be characterized as either “cash from operations” or “cash from interim capital transactions.” Our partnership agreement requires that we distribute available cash from operations differently than available cash from interim capital transactions.

Cash From Operations.  Cash from operations generally consists of, on a cumulative basis:

•	$20 million; plus

•	all our cash receipts during the period since the commencement of our operations through that date, excluding any cash proceeds from any interim capital transactions, less the sum of:

•	all our cash operating expenditures during that period including, without limitation, taxes imposed on us;

•	all cash debt service payments of ours or our subsidiaries during that period, other than payments or prepayments of principal and premium:

•	required by reason of loan agreements or by lenders in connection with sales or other dispositions of assets; or

•	made in connection with refinancings or refundings of indebtedness, provided that any payment or prepayment of principal will be deemed, at the discretion of our general partner, to be refunded or refinanced by indebtedness incurred by us or a subsidiary if the debt was incurred 180 days before or after such payment or prepayment to the extent of the principal amount so incurred;

•	all our cash capital expenditures during that period other than:

•	cash capital expenditures made to increase the throughput or deliverable capacity or terminaling capacity of our assets, taken as a whole, from the throughput or deliverable capacity or terminaling capacity existing immediately before those capital expenditures; and

•	cash expenditures made in payment of transaction expenses relating to interim capital transactions;

•	an amount equal to the incremental revenues collected pursuant to a rate increase that are subject to possible refund; and

•	any reserves that our general partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash operating expenditures, debt service payments and other cash capital expenditures described above or to provide funds for distributions with respect to any one or more of the next four calendar quarters.

Cash from Interim Capital Transactions.  Cash from interim capital transactions consists of all cash distributed other than cash from operations. We will ordinarily generate cash from interim capital transactions from:

•	borrowings and sales of debt securities other than for working capital purposes and for items purchased on open account in the ordinary course of business;

•	sales of our equity securities; and

•	sales or other dispositions of our assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of Cash Distributions.  We will treat all available cash distributed as cash from operations until the sum of all available cash distributed since we began operations equals the cash from operations that we generated since we commenced operations through the end of the prior calendar quarter. We will treat any amount distributed in excess of cash from operations, regardless of its source, as cash from interim capital transactions, subject to the limitations described below under the caption “— Distributions of Available Cash From Interim Capital Transactions.” As reflected above, cash from operations includes $20.0 million. This amount does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that enables us, if we choose, to distribute as cash from operations up to this amount of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and borrowings, that would otherwise be distributed as cash from interim capital transactions. We do not anticipate that we will make any distributions of cash from interim capital transactions.

Distributions of Available Cash from Cash from Operations

We make distributions of available cash from cash from operations with respect to any quarter in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives distributions of $0.275 per unit for that quarter (the “minimum quarterly distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives distributions of $0.325 per unit for that quarter (the “first target distribution”);

•	thereafter, 75% to all unitholders, pro rata, and 25% to our general partner.

Distributions of Available Cash from Interim Capital Transactions

Our partnership agreement requires that we make distributions of available cash from interim capital transactions, if any, in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each hypothetical unit that was issued in our initial public offering an amount of available cash from interim capital transactions equal to the initial public offering price of $10.00 (which gives effect to the two-for-one split of our units in 1998);

•	thereafter, we will make all distributions of available cash from interim capital transactions as if they were cash from operations.

Effect of a Distribution of Cash from Interim Capital Transactions.  Our partnership agreement treats a distribution of cash from interim capital transactions as the repayment of the initial unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of cash from interim capital transactions made in respect of a hypothetical unit that was issued in our initial public offering and distributions in connection with our liquidation is referred to as “unrecovered capital.” Each time a distribution of cash from interim capital transactions is made, the minimum quarterly distribution and first target distribution will be reduced in the same proportion as the corresponding reduction in unrecovered capital.

Once we distribute cash from interim capital transactions on a hypothetical unit issued in our initial public offering in an amount equal to the initial unit price, our partnership agreement specifies that the minimum quarterly distribution and the first target distribution will be reduced to zero. Our partnership agreement specifies that we then make all future distributions from cash from operations, with 75% being paid to the holders of units and 25% to our general partner.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and first target distribution to reflect a distribution of cash from interim capital transactions, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	the first target distribution; and

•	unrecovered capital.

For example, the two-for-one split of our units in 1998 resulted in reductions of the minimum quarterly distribution, first target distribution and unrecovered capital by 50% of their initial levels. Our partnership agreement provides that we not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the first target distribution for each quarter may, in the discretion of our general partner, be reduced by multiplying each distribution level by a fraction:

•	the numerator of which is available cash for that quarter; and

•	the denominator of which is the sum of our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation (or any smaller amount determined in the discretion of our general partner) plus available cash for that quarter.

To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may, in the discretion of our general partner, be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General.  If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Manner of Adjustments for Gain.  The manner of the adjustment for gain is set forth in our partnership agreement. We will allocate any net gain to our partners in the following manner:

•	first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 98% to the unitholders, pro rata, and 2% to our general partner, until the capital account for each unit is equal to the unrecovered capital in respect of such unit;

•	third, 85% to all unitholders, pro rata, and 15% to our general partner, until the capital amount for each unit is equal to the sum of (A) the unrecovered capital in respect of such unit and (B) (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution for each quarter of our existence less (2) the cumulative amount per unit of any distributions of available cash from operations in excess of the minimum quarterly distribution that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence; and

•	thereafter, 75% to all unitholders, pro rata, and 25% to our general partner.

Manner of Adjustments for Losses.  We will generally allocate any loss to our general partner and the unitholders in the following manner:

•	first, to all partners in proportion to the positive balances in their capital accounts until the capital accounts of all partners have been reduced to zero; and

•	thereafter, 100% to our general partner.

Adjustments to Capital Accounts.  Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation.

OUR PARTNERSHIP AGREEMENT

The following is a summary of certain provisions of our partnership agreement. We summarize other provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Cash Distribution Policy”;

•	with regard to the transfer of units, please read “Description of the Units — Transfer of Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material Tax Consequences.”

These descriptions are only intended to provide an overview, and you should refer to our partnership agreement, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part, for more information regarding our obligations, your rights and other provisions that may be important to you.

Organization and Duration

We are a Delaware limited partnership formed in March 1990 and shall continue in existence until close of partnership business on December 31, 2084 or earlier if terminated in accordance with our partnership agreement.

Purpose

Our purpose under our partnership agreement is limited to any business activities that lawfully may be conducted by a limited partnership organized under Delaware law.

Status as Limited Partner or Assignee; Power of Attorney

An assignee of a unit, after executing and delivering a transfer application and certification, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Transferees that do not execute and deliver a transfer application and certification will be treated neither as assignees nor as record holders of units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of units.

Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority for some amendments of, and to make consents and waivers under, our partnership agreement.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described under “— Limited Liability” below.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. A majority of the outstanding units is referred to as a “Unit Majority.”

Provision of Partnership Agreement	Minimum Vote Required Under Our
Requiring Unitholder Approval	Partnership Agreement

Issuance of additional units	No approval right

Amendment of our partnership agreement	Certain amendments may be made by the general partner without the approval of unitholders. Other amendments generally require the approval of a Unit Majority. Please read “— Amendment of our Partnership Agreement” for additional information.

Amendment to our partnership agreement that would have a material adverse effect on the holders of any class of outstanding units	66 2/3% of the outstanding units of such class. Please read “— Amendment of our Partnership Agreement” for additional information.

Approval of a merger or consolidation	Unit Majority. Please read “— Merger, Sale or Other Disposition of Assets” for additional information.

Transfer of our general partner’s partnership interest	Majority of the outstanding units, excluding units held by our General Partner and its affiliates. Please read “— Transfer of General Partner Interest” for additional information.

Removal of our general partner	66 2/3% of the outstanding units. Please read “— Withdrawal or Removal of our General Partner “for additional information.

Election of a successor general partner	Unit Majority. Please read “— Withdrawal or Removal of our General Partner” for additional information.

Continuation of the business following an event of withdrawal of our general partner	Unit Majority. Please read “— Withdrawal or Removal of our General Partner” for additional information.

Approval of our general partner’s election to dissolve our partnership	66 2/3% of the outstanding units. Please read “— Termination and Dissolution” for additional information.

Selection and removal of a liquidator upon dissolution	Unit Majority. Please read “— Termination and Dissolution” for additional information.

Partnership may be converted into and reconstituted as a trust or any other type of legal entity	Unit Majority

Action by our general partner, or refusal to take any reasonable action, the effect of which, if taken or not taken, as the case may be, would be to cause us or any of the Operating Partnerships to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes	Unit Majority

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or Delaware Act, and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to some possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units plus his share of any undistributed profits and assets. But if it were determined that the right, or exercise of the right, by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other action under our partnership agreement, constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from our partnership agreement.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our interests in the operating partnerships or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional units and other partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any unitholders. The holders of units do not have preemptive rights to acquire additional units or other partnership securities. In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, in the sole discretion of our general partner, may have special voting rights to which units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities that may effectively rank senior to our units.

It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in our distributions of available cash. In addition, the issuance of units or other equity securities may dilute the value of the interests of the then-existing holders of units in our net assets.

Upon issuance of additional partnership securities, our general partner maintains its 2% general partner interest in us without having to make additional capital contributions.

Amendment of Our Partnership Agreement

General.  Amendments to our partnership agreement may be proposed solely by our general partner. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a Unit Majority.

Prohibited Amendments.  No amendment may be made that would:

•	enlarge the obligations of any limited partner or, without its consent, which may be given or withheld in its sole discretion, of our general partner;

•	modify the compensation payable by us or any subsidiary to our general partner or any of its affiliates;

•	change the term of our partnership or the provision pertaining to dissolution upon expiration of our term;

•	change the provision pertaining to dissolution of our partnership upon an election by our general partner that is approved by at least 66 2/3% of outstanding units;

•	restrict in any way any action by or right of our general partner as set forth in our partnership agreement;

•	give any person the right to dissolve our partnership other than our general partner’s right to dissolve our partnership with the approval of at least 66 2/3% of outstanding units; or

•	modify certain provisions regarding use of the name “TEPPCO” and other names.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of not less than 95% of the outstanding units (including units owned by the general partner and its affiliates).

No Unitholder Approval.  Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines in its sole discretion to be reasonable and necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of our general partner to ensure that we will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	subject to the terms of our partnership agreement with respect to the issuance of additional partnership securities, an amendment that our general partner determines in its sole discretion to be necessary or appropriate in connection with authorization for issuance of any class or series of units;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement; or

•	any other amendments similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if our general partner determines that those amendments:

•	in the sole discretion of our general partner, do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the units are or will be listed for trading, compliance with any of which our general partner determines in its sole discretion to be in the best interests of us and our limited partners; or

•	are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval.  Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners and will not cause us or any operating partnership to be treated as an entity for federal income tax purposes in connection with any of the amendments described under “— No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 95% of the outstanding units unless we first obtain an opinion of counsel to the effect that (i) such amendment will not cause us or any of the operating partnerships to be taxable as a corporation or otherwise treated as an entity for federal income tax purposes and (ii) the amendment will not affect the limited liability under applicable law of any of our limited partners or of limited partners of the operating partnerships.

In addition to the above restrictions, any amendment that would have a material adverse effect on holders of any class of outstanding units will require approval by holders of not less than 66 2/3% of the units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of holders whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

A merger or consolidation of us requires the prior consent of our general partner. If our general partner approves an agreement providing for such a merger or consolidation, it shall direct that the merger agreement be submitted to a vote of the limited partners. The merger agreement shall be approved upon receiving the affirmative vote or consent of the holders of at least a Unit Majority, unless it contains any provision which, if contained in an amendment to our partnership agreement, the provisions of our partnership agreement or the Delaware Act would require the vote or consent of a greater percentage of the units or of any class of units, in which case such greater percentage vote or consent shall be required for approval of the merger agreement.

In addition, our general partner generally may not sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other person) or approve on our behalf the sale, exchange or other disposition of all or substantially all of our assets or the assets of our operating partnerships, without the approval of at least a Unit Majority; provided, however, that this provision does not preclude or limit our general partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets or the assets of any subsidiary and does not apply to any forced sale of any or all of our assets or the assets of any subsidiary pursuant to the foreclosure of, or other realization upon, any such encumbrance.

In the event of the enactment or publication of legislation or Treasury regulations or a ruling by the Internal Revenue Service or the courts that would result in our taxation for federal income tax purposes as a corporation or otherwise subject us to being taxed as an entity for federal income tax purposes, upon the recommendation of our general partner and the approval of a Unit Majority, we may be converted into and reconstituted as a trust or any other type of legal entity in the manner and on other terms so recommended and approved. No such transaction may take place unless we receive an opinion of counsel to the effect that the liability of our limited partners for the debts and obligations of the new entity will not, unless such limited partners take part in the control of the business of the new entity, exceed that which otherwise had been applicable to such limited partners as limited partners of the partnership under the Delaware Act.

The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve, and our affairs wound up, upon:

•	the expiration of our term as provided in our partnership agreement;

•	withdrawal or removal of our general partner pursuant to our partnership agreement, unless a successor is named as provided in our partnership agreement and the continuation of the business of the partnership is approved by at least a Unit Majority (please read “— Withdrawal or Removal of our General Partner” for additional information);

•	an election to dissolve the partnership by our general partner that is approved by at least 66 2/3% of the outstanding units;

•	entry of a decree of judicial dissolution of the partnership pursuant to the provisions of the Delaware Act; or

•	the sale of all or substantially all of the assets and properties of the partnership and its subsidiaries, taken as a whole.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all the powers of our general partner that are necessary or appropriate, liquidate our assets. The proceeds of the liquidation will be applied in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

•	the payment to our creditors, including, without limitation, partners who are creditors, in order of priority provided by law; and the creation of a reserve of cash or other assets for contingent liabilities;

•	to all partners in accordance with the positive balances in their respective capital accounts as provided in “Cash Distribution Policy — Distributions of Cash Upon Liquidation.”

Subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to our partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of our General Partner

Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days written notice, and that withdrawal will not constitute a violation of our partnership agreement. Our partnership agreement also allows our general partner in some instances to transfer all of its general partner interest in us without the approval of unitholders. See “— Transfer of General Partner Interest.”

Upon withdrawal of our general partner, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a Unit Majority may elect a successor general partner. If a successor is not elected, or we do not receive an opinion of counsel regarding limited liability and tax matters, we will be dissolved. Please read “— Termination and Dissolution.”

Our general partner may be removed if such removal is approved by at least 66 2/3% of the outstanding units, including units held by our general partner and its affiliates, and such action for removal also provides for the election of a successor general partner by a Unit Majority. This right of removal may not be exercised unless we receive an opinion of counsel regarding limited liability and tax matters.

In the event of (a) withdrawal of our general partner under circumstances where such withdrawal does not violate our partnership agreement or (b) removal of our general partner by the limited partners under circumstances where cause does not exist, the departing partner shall, at its option, promptly receive from its successor in exchange for its general partner interest an amount in cash equal to the fair market value of such general partner interest, such amount to be determined and payable as of the effective date of its departure or, if there is not agreement as to the fair market value of such partnership interest at the effective date of departure, within 10 days after the fair market value is determined pursuant to our partnership agreement. If our general partner is removed by the limited partners under circumstances where cause exists or if our general partner withdraws under circumstances where such withdrawal violates our partnership agreement or the partnership agreements of the operating partnerships, its successor shall have the option described in the immediately preceding sentence, and the departing partner shall not have such option. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days after the effective date of the departure of the departing general partner, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert within 45 days after the effective date or departure, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner shall become a limited partner and its general partner interest will be converted into units pursuant to a valuation made by an investment banking firm or other independent expert. Any successor general partner shall indemnify the departing partner as to all debts and liabilities of the partnership arising on or after the date on which the departing partner becomes a limited partner.

In addition, the departing general partner is entitled to receive all reimbursements due such departing partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit or the benefit of any of our subsidiaries.

Transfer of General Partner Interest

Our general partner may transfer all, but not less than all, of its general partner interest to a single transferee if, but only if:

•	such transfer has been approved by the holders of a majority of the outstanding units (excluding units held by our general partner and its affiliates);

•	the transferee agrees to assume the rights and duties of our general partner and be bound by the provisions of our partnership agreement; and

•	we receive an opinion of counsel as to limited liability and tax matters.

However, our general partner may, without unitholder approval, transfer all, but not less than all, of its general partner interest in us to:

•	an affiliate of the general partner; or

•	another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, if:

•	the transferee agrees to assume the rights and duties of our general partner and be bound by the provisions of our partnership agreement, and

•	we receive an opinion of counsel as to limited liability and tax matters.

Our general partner and its affiliates may at any time transfer units to one or more persons without unitholder approval.

Transfer of Ownership Interests in our General Partner

Our partnership agreement does not prohibit or require unitholder approval for any transfer by the owner or owners of our general partner of all or part of their ownership interests in our general partner.

Limited Call Right

If at any time less than 15% of our issued and outstanding limited partner interests are held by persons other than our general partner and its affiliates, our general partner will have the right, which it may assign to any of its affiliates or to us and exercisable in its sole discretion, to purchase all, but not less than all, of the outstanding limited partner interests that are held by non-affiliated persons as of a record date to be selected by our general partner on at least 10, but not more than 60, days’ notice. The purchase price in the event of a purchase under these provisions is the greater of (1) the current market price (as defined in our partnership agreement) of the limited partner interests and (2) the highest cash price paid by our general partner or any of its affiliates for any limited partner interest within the 90 days preceding the date our general partner mails notice of its election to purchase the units.

As a result of our general partner’s right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price.

Meetings; Voting

Record holders of units on the applicable record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the assignee. Absent direction of this kind, the units will not be voted, except that, in the case of units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting an approval in writing setting forth the action so taken is signed by limited partners owning not less than the minimum percentage of the units necessary to authorize or take that action at a meeting at which all limited partners were present and voting. Meetings of the limited partners may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class for which a meeting has been called represented in person or by proxy will constitute a quorum.

With respect to units that are held for a person’s account by another person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such units are registered, such broker, dealer or other agent shall, in exercising the voting rights in respect of such units on any matter, and unless the arrangement between such persons provides otherwise, vote such units in favor of, and at the direction of, the person who is the beneficial owner, and we are entitled to assume it is so acting without further inquiry.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, provide for the cancellation or forfeiture of any property in which we have an interest based on the nationality, citizenship or other status of any limited partner or assignee, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require any limited partner to furnish an executed citizenship certification or other information about his nationality, citizenship or status. If a limited partner fails to comply within 30 days after a request for the citizenship certification or other information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions, except that non-citizen assignees are entitled only to receive the cash equivalent of liquidating distributions in kind. Non citizen assignees do not have the right to direct the voting of their units.

Indemnification

Under our partnership agreement, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, partner or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, partner or trustee of another person, including the general partner of the operating partnerships, at the request of our general partner or any departing general partner or their affiliate (provided no person shall be indemnified pursuant to this clause by reason of providing trustee, fiduciary or custodial services on a fee-for-services basis); and

•	any person designated by our general partner;

unless there has been a final non-appealable judgment entered by a court of competent jurisdiction determining that the indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was criminal. Our partnership agreement expressly states that the indemnity provisions are intended to apply even if such provisions have the effect of exculpating the indemnitee from legal responsibility for the consequences of such person’s negligence, fault or other conduct. Any indemnification under these provisions will only be out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification.

We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Subject to any applicable limitations contained in the amended and restated administrative services agreement to which we, our general partner and certain of its affiliates are parties, our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include amounts paid to persons, including EPCO and its affiliates under the amended and restated administrative services agreement, who perform services for us or on our behalf and that portion of our general partner or its affiliates’ expenses necessary or appropriate to the conduct of our business and allocable to us, including expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in any reasonable manner in its sole discretion the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books are to be maintained for financial reporting purposes on an accrual basis. The fiscal year of the partnership is the calendar year.

We will mail or make available to record holders of units, within 120 days after the close of each partnership year, an annual report containing financial statements audited by our independent public accountants. Except for our fourth quarter, we will also mail or make available a report containing unaudited financial statements of the partnership no later than 90 days after the close of each quarter.

Our general partner shall use reasonable efforts to furnish each unitholder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each taxable year of the partnership. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	information regarding the status of our business and financial condition;

•	a copy of our tax returns;

•	a current list of the name and last known address of each partner;

•	copies of our partnership agreement, our certificate of limited partnership and all amendments thereto;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information, the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Our partnership agreement provides for certain registration rights of our general partner and its affiliates. Our general partner and its affiliates and their transferees have the right to cause us to register under the Securities Act of 1933 and state securities laws the offer and sale of any units or other partnership securities that they hold, if certain exceptions under the securities laws are not available to them. We will not be required to effect more than three registrations pursuant to these registration rights. Our Audit, Conflicts and Governance Committee will have the right to postpone any such registration for up to six months if it determines that the requested registration would be materially detrimental to us because it would materially interfere with a significant acquisition, reorganization or other similar transaction, require premature disclosure of material information or render us unable to comply with requirements under applicable securities laws. Additionally, if we propose to file a registration statement for an offering of equity securities of the partnership for cash (other than relating solely to an employee benefit plan), our partnership agreement requires us to use all reasonable efforts to include such number or amount of securities held by our general partner and its affiliates in such registration statement as they may request. Our general partner and any of its affiliates will continue to have these registration rights for two years following withdrawal or removal of our general partner. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions.

MATERIAL TAX CONSEQUENCES

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Baker Botts L.L.P., counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to TEPPCO Partners, L.P. References to our principal operating subsidiaries are to TE Products Pipeline Company, LLC, TCTM, L.P., TEPPCO Midstream Companies, LLC and TEPPCO Marine Services, LLC.

The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), employee benefit plans or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Baker Botts L.L.P. and are based on the accuracy of the representations made by us.

No ruling has been requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Baker Botts L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Baker Botts L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales;” (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Units — Allocations Between Transferors and Transferees”); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

In order to be taxed as partnerships for federal income tax purposes, we and our principal operating subsidiaries must be classified as partnerships under Treasury regulations issued pursuant to Section 7701 of the Internal Revenue Code and must not be reclassified as corporations pursuant to Section 7704 of the Internal Revenue Code.

The Treasury regulations under Section 7701 of the Internal Revenue Code that govern the classification of entities such as us and our principal operating subsidiaries as partnerships or corporations for federal income tax purposes were significantly revised effective January 1, 1997. Pursuant to these revised regulations, known as “check the box” regulations, entities organized as limited partnerships under the domestic partnership statutes are generally treated as partnerships for federal income tax purposes unless they elect to be treated as corporations. Domestic limited partnerships in existence prior to 1997 and who claimed partnership classification under the Treasury regulations in effect prior to 1997 are classified as partnerships for federal income tax purposes under the “check the box” regulations after 1996 unless they elect to be treated as corporations.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to herein as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that approximately 7% of our gross income for 2007 was not qualifying income. Please read “Material Tax Consequences — Current Qualifying Income Estimate” in the accompanying prospectus supplement for our estimate of the current percentage of our gross income that is not qualifying income. Based upon and subject to these estimates, the factual representations made by us and our general partner and a review of the applicable legal authorities, Baker Botts L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our classification as a partnership for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Baker Botts L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and our principal operating subsidiaries will be classified as partnerships for federal income tax purposes.

In rendering its opinion, Baker Botts L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Baker Botts L.L.P. has relied are:

a. We and each of our principal operating subsidiaries that was in existence prior to 1997 have at all times been organized as limited partnerships or limited liability companies under domestic law and have each filed all federal tax returns claiming partnership classification or disregarded entity classification for federal income tax purposes;

b. Neither we nor any of our principal operating subsidiaries has elected or will elect under the “check the box” regulations to be treated as a corporation; and

c. For each taxable year, more than 90% of our gross income will be income that Baker Botts L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net earnings would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his units, or taxable gain, after the unitholder’s tax basis in his units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flows and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Baker Botts L.L.P.’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of TEPPCO Partners, L.P. will be treated as partners of TEPPCO Partners, L.P. for federal income tax purposes. Also:

a. assignees who are awaiting admission as limited partners, and

b. unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of TEPPCO Partners, L.P. for federal income tax purposes.

A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax status as partners in TEPPCO Partners, L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income.  We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution.

Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Please read “— Tax Treatment of Operations — Taxable Year and Accounting Method.”

Treatment of Distributions.  Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis in his units generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under “— Disposition of Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Units.  A unitholder’s initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.  The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or a unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions.  The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.  If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.  The allocation of our items of income, gain, loss and deduction among our partners under our partnership agreement depends upon a number of factors, including the extent of our net income and net losses in prior years. Our items of income, gain, loss and deduction generally will be allocated as follows:

•	if we have a net loss for the taxable year, 2% to our general partner and 98% to our unitholders, and

•	if we have net income for the taxable year

•	first, to the extent the net income for the year does not exceed our cumulative net losses from all prior years, between our general partner and the unitholders in proportion to their prior allocations of net loss, beginning with 1990, our initial taxable year, and

•	second, among the partners in proportion to the distributions they receive with respect to the current year.

Under these rules, we anticipate that any net income we earn or net loss we suffer will be allocated 2% to our general partner and 98% to unitholders for the year in which any offering is made pursuant to this prospectus.

For tax purposes, we generally are required to adjust the book basis of all assets held by us and our subsidiary partnerships to their fair market values each time we issue additional units. In this discussion, we use the term “book” as that term is used in Treasury regulations relating to partnership allocations for tax purposes. The “book” basis of our property for this purpose may not be the same as the book value of our property for financial reporting purposes. We are further required to reduce this adjusted book basis for each asset by depreciation or amortization deductions determined under applicable Treasury regulations and our partnership agreement. Section 704(c) principles set forth in Treasury regulations and our partnership agreement require that subsequent allocations of tax depreciation, gain, loss and similar items with respect to the asset take into account, among other things, differences among depreciation and amortization deductions calculated with respect to the adjusted book basis of the asset, the adjusted book bases of the asset determined upon each prior issuance of our units and the tax basis of the asset. If the book basis of an asset is increased in connection with an offering of our units, Section 704(c) principles generally will require that tax depreciation deductions with respect to each such asset be allocated disproportionately to purchasers of units in the offering and away from our general partner and our other unitholders; and, because we will use the “remedial allocation method” of applying Section 704(c) principles, to the extent these disproportionate allocations do not produce a result to purchasers of units in the offering that are similar to that which would be the case if the asset had a tax basis “stepped up” to the adjusted book basis determined for the asset as of the date the offering closes, purchasers of units in the offering will be allocated the additional tax deductions needed to produce that result and our general partner and our other unitholders will be allocated a corresponding amount of income.

In some cases, “special” allocations of our income may be made to one or more unitholders or groups of unitholders. For example, our general partner has the power to make special allocations of income to preserve the uniformity of our units. Please read “— Uniformity of Units.”

In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by unitholders that did not receive the benefit of such deduction. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required under Section 704(c) principles, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interests of all the partners in cash flows; and

•	the rights of all the partners to distributions of capital upon liquidation.

Baker Botts L.L.P. is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election,” “— Uniformity of Units” and “— Disposition of Units — Allocations Between Transferors and Transferees” and immediately below, allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.  A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and all of these distributions would appear to be ordinary income.

Baker Botts L.L.P. has not rendered an opinion regarding the treatment of a unitholder where units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Units — Recognition of Gain or Loss.”

Alternative Minimum Tax.  Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.  In general, the highest United States federal income tax rate for individuals is currently 35.0% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15.0% if the asset disposed of was held for more than 12 months at the time of disposition. This rate is scheduled to remain at 15.0% through December 31, 2010 and then increase to 20% beginning January 1, 2011.

Section 754 Election.  We and our operating subsidiaries have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

The timing of deductions attributable to Section 743(b) adjustments to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Section 704(c)-type gain or loss with respect to an asset and certain elections we make as to the manner in which we will apply Section 704(c) principles with respect to an asset to which the adjustment is applicable. Please read “— Allocation of Income, Gain, Loss and Deduction.” The timing of these deductions may affect the uniformity of our units. Please read “— Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Taxable Year and Accounting Method.  We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year different from our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Units — Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization.  The tax basis of our assets is used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our general partner and the holders of units immediately prior to such offering. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Part or all of the goodwill, going concern value and other intangible assets held by us may not produce any amortization deductions, because of the application of the “anti-churning” restrictions of Section 197. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Units — Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.  The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss.  Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.  In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations as there is no controlling authority on this issue. Accordingly, Baker Botts L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. We use this method because it is not administratively feasible to make these allocations on a daily basis. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Transfer Notification Requirements.  A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A unitholder who acquires units generally is required to notify us in writing of that acquisition within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties.

Constructive Termination.  We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders receiving two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. Please read “— Tax Treatment of Operations — Taxable Year and Accounting Method.” We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Any non-uniformity could have a negative impact on the value of the units.

The timing of deductions attributable to Section 743(b) adjustments to the common basis of our assets with respect to persons purchasing units after an offering may affect the uniformity of our units. Please read “— Tax Consequences of Unit Ownership — Section 754 election.” For example, it is possible that we own, or will acquire, certain depreciable assets that are not subject to the typical rules governing depreciation (under Section 168 of the Internal Revenue Code) or amortization (under Section 197 of the Internal Revenue Code) of assets. This could cause the timing of a purchaser’s deductions to differ, depending on when the unit he purchased was originally issued, or whether the unit was originally issued to our general partner and its affiliates.

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Our counsel, Baker Botts L.L.P., is unable to opine as to the validity of such filing positions. A unitholder’s basis in units is reduced by his or her share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in his or her units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Units — Recognition of Gain or Loss.” The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

In addition, our partnership agreement permits our general partner to make special allocations of income or deductions to one or more unitholders or groups of unitholders to preserve the uniformity of our units. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.” Our general partner may be required to make special allocations of income or deduction to holders of units issued in an offering pursuant to this prospectus, or to one or more other groups of unitholders from time to time, in order to maintain the uniformity of our units. A failure of our general partner to make any special allocations required to maintain the uniformity of our units could have a negative impact on the value of the units.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Nonresident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net earnings or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.  We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Baker Botts L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names Texas Eastern Products Pipeline Company, LLC, as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file IRS Form 8082 with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.  Persons who hold an interest in us as a nominee for another person are required to furnish to us:

a. the name, address and taxpayer identification number of the beneficial owner and the nominee;

b. whether the beneficial owner is:

1. a person that is not a United States person;

2. a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing;

3. a tax-exempt entity;

c. the amount and description of units held, acquired or transferred for the beneficial owner; and

d. specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties.  An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

1. for which there is, or was, “substantial authority”; or

2. as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

More stringent rules apply to “tax shelters,” as that term is defined for purposes of the penalty provisions, but we believe we are not a tax shelter under that definition. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions.  If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million in any taxable year, or $4 million in any combination of taxable years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations. We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in Alabama, Arkansas, Colorado, Georgia, Illinois, Indiana, Kansas, Kentucky, Louisiana, Mississippi, Missouri, Montana, Nebraska, New Mexico, New York, North Dakota, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Dakota, Tennessee, Texas, Utah, West Virginia and Wyoming. Each of these states, other than South Dakota, Texas and Wyoming currently imposes a personal income tax and many impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from such jurisdictions falls below the filing and payment requirements, you will be required to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with such requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Baker Botts L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth, if necessary, in the prospectus supplement relating to the offering of debt securities.

INVESTMENT IN LIMITED PARTNERSHIP UNITS BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations to the extent that the investments by these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, certain qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and individual retirement annuities or accounts (IRAs) established or maintained by an employer or employee organization. Incident to making an investment in us, among other things, consideration should be given by an employee benefit plan to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan or other arrangement that is covered by the prohibited transactions restrictions of the Internal Revenue Code, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan or arrangement.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain employee benefit plans, and Section 4975 of the Internal Revenue Code prohibits IRAs and certain other arrangements that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan or other arrangement that is covered by ERISA or the Internal Revenue Code.

In addition to considering whether the purchase of units is a prohibited transaction, a fiduciary of an employee benefit plan or other arrangement should consider whether the plan or arrangement will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be considered to be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules and/or the prohibited transaction rules of the Internal Revenue Code.

The U.S. Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans or other arrangements described above acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans or other arrangements described above are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans or arrangements subject to ERISA or Section 4975 of the Code.

Our assets should not be considered plan assets under these regulations because it is expected that the investment in our units will satisfy the requirements in the first bullet point above.

Plan fiduciaries contemplating a purchase of units should consult with their own counsel regarding the consequences of such purchase under ERISA and the Internal Revenue Code in light of possible personal liability for any breach of fiduciary duties and the imposition of serious penalties on persons who engage in prohibited transactions under ERISA or the Internal Revenue Code.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through underwriters, dealers or agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to several conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.

Sales Through Agents

We may sell securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC under the Securities Exchange Act of 1934 (Commission File No. 1-10403). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our filings are also available to the public at the SEC’s website at www.sec.gov and at our website at www.teppco.com. The information on our website and any other website is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus. In addition, documents filed by us can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10002. You may also request a copy of our filings by contacting our Investor Relations Department at (800) 659-0059 or write to us at 1100 Louisiana Street, Suite 1600, Houston, Texas 77002, Attention: Investor Relations.

The SEC allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (File No. 1-10403) and any future filings we make with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information that is furnished and not deemed filed under the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2007 filed February 28, 2008;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008, filed May 8, 2008, and for the quarter ended June 30, 2008, filed August 8, 2008;

•	our Current Reports on Form 8-K filed on January 3, 2008, January 22, 2008, January 24, 2008, February 7, 2008, February 28, 2008, March 6, 2008, March 27, 2008, May 9, 2008, July 21, 2008, August 8, 2008, August 20, 2008 and September 3, 2008; and

•	The description of our limited partner units contained in our Form 8-A/A, filed on March 30, 2007, and any subsequent amendment thereto filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference into this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to our Investor Relations Department at Tel: (800) 659-0059 or Fax: 713-381-8225 or write to us at 1100 Louisiana Street, Suite 1600, Houston, Texas 77002, Attention: Investor Relations.

FORWARD-LOOKING STATEMENTS

This prospectus and some of the documents we have incorporated herein and therein by reference contain statements that constitute “forward-looking statements.” All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical facts are forward-looking statements. The words “proposed,” “anticipate,” “potential,” “may,” “will,” “could,” “should,” “expect,” “estimate,” “believe,” “intend,” “plan,” “seek” and similar expressions are intended to identify forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements included or incorporated by reference herein that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as future distributions, estimated future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, anticipated outcome of various regulatory proceedings, plans, references to future success or events, anticipated market or industry developments, references to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. While we believe our expectations reflected in these forward-looking statements are reasonable, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including general economic, market or business conditions, the opportunities (or lack thereof) that may be presented to and pursued by us, competitive actions by other pipeline or energy transportation companies, changes in laws or regulations and other factors, many of which are beyond our control. For example, the demand for refined products is dependent upon the price, prevailing economic conditions and demographic changes in the markets served, trucking and railroad freight, agricultural usage and military usage; the demand for propane is sensitive to the weather and prevailing economic conditions; the demand for petrochemicals is dependent upon prices for products produced from petrochemicals; the demand for crude oil and petroleum products is dependent upon the price of crude oil and the products produced from the refining of crude oil; and the demand for natural gas is dependent upon the price of natural gas and the locations in which natural gas is drilled. Further, the success of our new marine transportation business is dependent upon, among other things, our ability to effectively assimilate and provide for the operation of that business and maintain key personnel and customer relationships. We are also subject to regulatory factors such as the amounts we are allowed to charge our customers for the services we provide on our regulated pipeline systems and the cost and ability of complying with government regulations of the marine transportation industry. Consequently, all of the forward-looking statements made or incorporated by reference in this document are qualified by these cautionary statements, and we cannot assure you that actual results or developments that we anticipate will be realized or, even if substantially realized, will have the expected consequences to or effect on us or our business or operations. Also note that we provide additional cautionary discussion of risks and uncertainties under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Report, on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 and other periodic reports filed with the SEC.

The forward-looking statements contained or incorporated by reference herein speak only as of the date hereof or in the case of any such statement in a document incorporated by reference, the date of such document. Except as required by the federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein, in the accompanying prospectus, in our Annual Report on Form 10-K and in our future periodic reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein may not occur.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Baker Botts L.L.P. Baker Botts L.L.P. will also render an opinion on the material federal income tax considerations regarding the units. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The (1) consolidated financial statements of TEPPCO Partners, L.P. and subsidiaries incorporated in this prospectus by reference from TEPPCO Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of TEPPCO Partners, L.P.’s internal control over financial reporting and (2) the consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC incorporated in this prospectus by reference from TEPPCO Partners, L.P.’s Current Report on Form 8-K filed with the SEC on February 28, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The (1) consolidated financial statements of Jonah Gas Gathering Company and subsidiary incorporated in this prospectus by reference from the Annual Report on Form 10-K of TEPPCO Partners, L.P. and subsidiaries for the year ended December 31, 2007 and (2) financial statements of LDH Energy Mont Belvieu L.P. (formerly Mont Belvieu Storage Partners, L.P.) incorporated in this prospectus by reference from the Annual Report on Form 10-K of TEPPCO Partners, L.P. and subsidiaries for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of TEPPCO Partners, L.P. and subsidiaries for the year ended December 31, 2005 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

TEPPCO Partners, L.P.

8,000,000 Units
Representing Limited Partner Interests

Prospectus Supplement

September 4, 2008

Lehman Brothers
UBS Investment Bank
Wachovia Securities

Citi
Morgan Stanley
Goldman, Sachs & Co.
J.P.Morgan
Merrill Lynch & Co.

Oppenheimer & Co.
Raymond James
RBC Capital Markets
Sanders Morris Harris
Wells Fargo Securities